AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

INDEPENDENT BANK GROUP, INC.
MCKINNEY, TEXAS

AND

BOH HOLDINGS, INC.
HOUSTON, TEXAS

Dated as of November 21, 2013

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Exhibit A    Form of Releases by D&Os
Exhibit B    Form of Releases of D&Os

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AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of the 21st day of November, 2013, by and between INDEPENDENT BANK GROUP, INC., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (“IBG”), and BOH Holdings, Inc., a Texas corporation and registered bank holding company with its principal offices in Houston, Texas (“BOHI”).
RECITALS:
WHEREAS, BOHI owns all of the capital stock of Bank of Houston, a Texas banking association with its home office in Houston, Texas (“Bank of Houston”);
WHEREAS, IBG desires to acquire all of the issued and outstanding common shares of BOHI (the “BOHI Shares”) through the merger (the “Merger”) of BOHI with and into IBG, with IBG continuing as the corporation surviving the Merger, pursuant to which holders of BOHI Shares will be entitled to receive cash and common shares of IBG (the “IBG Shares”) as provided for herein;
WHEREAS, IBG and BOHI believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of IBG and BOHI and their respective shareholders;
WHEREAS, after the Merger, IBG will effect the merger of Bank of Houston with and into Independent Bank, McKinney, Texas, a Texas banking association and a wholly-owned subsidiary of IBG (“Independent Bank”), with Independent Bank continuing as the surviving bank (the “Bank Merger”);
WHEREAS, the parties intend that: (i) the Merger will qualify as a reorganization within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, (ii) that the Bank Merger qualify as a reorganization within the meaning of § 368(a) of the Code and the rules and regulations promulgated thereunder, and (iii) that this Agreement constitutes a plan of reorganization within the meaning of § 368 of the Code and the applicable regulations;
WHEREAS, to induce IBG to enter into this Agreement, certain shareholders of BOHI have entered a voting agreement pursuant to which those shareholders agree to vote their BOHI Shares and their ESPP Preferred Shares (as defined in Section 3.03) in favor of the Agreement and the Merger;
WHEREAS, contemporaneously with the execution of this Agreement, the parties thereto entered into (i) the employment agreements with certain of the executive officers of BOHI and BOH and (ii) the support agreements, in each case, to be effective, if at all, at the Effective Time (collectively, the “Additional Agreements”);

WHEREAS, IBG and BOHI desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and
WHEREAS, the respective boards of directors of IBG and BOHI have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.
AGREEMENT:
NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

ARTICLE I
ACQUISITION OF BOHI BY IBG
Section 1.01.    Merger of BOHI with and into IBG. Subject to the terms and conditions of this Agreement, BOHI will merge with and into IBG pursuant to the provisions of Chapter 10 and Chapter 21 of the Texas Business Organizations Code (the “TBOC”).
Section 1.02.    Effects of the Merger. The Merger shall have the effects set forth in Section 10.008 of the TBOC. After the Merger, IBG shall continue as the corporation resulting from the Merger (the “Resulting Corporation”), and the separate corporate existence of BOHI shall cease. The name of the Resulting Corporation shall be “Independent Bank Group, Inc.” The existing principal office and facilities of IBG immediately preceding the Merger shall be the principal office and facilities of the Resulting Corporation after the Merger. At the Effective Time, all rights, title and interests to all real estate and other property owned by each of IBG and BOHI shall be allocated to and vested in the Resulting Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of IBG and BOHI shall be allocated to the Resulting Corporation, and the Resulting Corporation shall be the primary obligor therefor, and no other party to the Merger shall be liable therefor. At the Effective Time, a proceeding pending by or against either IBG or BOHI may be continued as if the Merger did not occur, or the Resulting Corporation may be substituted in the proceedings.
Section 1.03.    Certificate of Formation and Bylaws. As a result of the Merger, the Certificate of Formation, as amended, and Bylaws of IBG shall continue in effect as the Certificate of Formation and Bylaws of the Resulting Corporation until the same shall be amended and changed as provided by applicable law.
Section 1.04.    Directors and Executive Officers. The directors and executive officers of IBG as of the Effective Time, shall be the directors and executive officers of the Resulting Corporation, and such directors and executive officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Formation and Bylaws of the Resulting Corporation or as otherwise provided by applicable law.
Section 1.05.    Merger Consideration. At the Effective Time (as defined in Section 1.10) by virtue of this Agreement and without any further action on the part of any holder, all of the BOHI Shares outstanding immediately before the Effective Time shall, subject to adjustment pursuant to Section 8.07, be converted into the right to receive an aggregate $34,000,000 in cash (the “Aggregate Cash Consideration”) and an aggregate 3,616,060 IBG Shares.
A.    Any BOHI Shares that are owned by BOHI (other than as a fiduciary) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.
B.     Each BOHI Share issued and outstanding immediately before the Effective Time (excluding BOHI Shares canceled pursuant to Section 1.05(A)) shall be converted into, and shall be canceled in exchange for, the right to receive:

(1)    A cash amount equal to the quotient of (i) $34,000,000, divided by (ii) the number of BOHI Shares outstanding immediately before the Effective Time (the “Per Share Cash Consideration”), subject to adjustment pursuant to Section 8.07;
(2)    A fraction of an IBG Share, rounded to the nearest hundred thousandth, equal to the quotient of (i) the quotient of (x) $136,000,000, divided by (y) the number of BOHI Shares outstanding immediately before the Effective Time, divided by (ii) $37.61(the “Per Share Stock Consideration”); and
(3)    Notwithstanding anything in this Agreement to the contrary, IBG will not issue any certificates or scrip representing fractional IBG Shares otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, IBG shall pay to each former holder of BOHI Shares otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of an IBG Share which such holder would otherwise be entitled to receive pursuant to this Section 1.05. “Average Closing Price” means the volume-weighted average of the sale price per IBG Share on the NASDAQ Stock Market, Inc. Global Market System (“NASDAQ”) for the twenty consecutive trading days ending on and including the third trading day preceding the Closing Date, as reported by Bloomberg.
C.    Subject only to dissenter’s rights under Subchapter H of Chapter 10 of the TBOC, all BOHI Shares shall no longer be outstanding and shall be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of BOHI Shares shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 1.05.
Section 1.06.    Treatment of BOHI Awards.
A.    BOHI Options. Pursuant to the terms of the Amended and Restated 2008 BOHI Equity Incentive Plan and each underlying award agreement, each option to acquire BOHI Shares (“BOHI Options”), that is not otherwise immediately exercisable will become fully exercisable upon the approval of this Agreement by the BOHI’s shareholders at the BOHI Meeting (as defined in Section 1.09). The BOHI Board shall set a date (which date will be at least one business day before the Effective Time) (the “Specified Date”) before which all BOHI Options shall automatically be exercised without any action on the part of the holder thereof on a for-cash or cashless exercise basis, as determined by such holder, and BOHI shall issue BOHI Shares pursuant to such automatic exercise of the BOHI Options. After the Specified Date and prior to the Effective Time, all BOHI Options will terminate and the holder thereof shall have no further rights to acquire BOHI Shares pursuant to any such terminated BOHI Option. All BOHI Options and the number of BOHI Shares into which they will be automatically converted are set forth on Confidential Schedule 1.06(A).
B.    ESPP Preferred Shares. Pursuant to the terms of the BOHI Employee Stock Purchase Plan (the “ESPP Plan”), the BOHI Board shall set a date (which date will be at least two business days before the Effective Time) (the “ESPP Specified Date”) on which all accumulated payroll deductions by participants in the ESPP Plan up to the ESPP Specified Date shall be applied to purchase ESPP Preferred Shares. After the ESPP Specified Date and prior to the Effective Time, no additional ESPP Preferred Shares shall be issued and the participants in the ESPP Plan shall have no further rights to acquire ESPP Preferred Shares. Prior to the Effective Time, all outstanding ESPP Preferred Shares shall convert into BOHI Shares, on a one for one basis, pursuant to the ESPP Plan and no shares of ESPP Preferred Shares shall be outstanding as of the Effective Time. The ESPP Preferred Shares outstanding as of the date hereof and the maximum number of ESPP Preferred Shares issuable between the date hereof and the ESPP Specified Date, and, in each case, the number of BOHI Shares into which such ESPP Preferred Shares will be converted, is set forth on Confidential Schedule 1.06(B).
C.    The BOHI Options and the grants of the option to purchase ESPP Preferred Shares are collectively referred to as the “BOHI Awards”.
Section 1.07.    Treatment of IBG Shares. Each IBG Share outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one share of common stock of IBG as the corporation surviving the Merger.
Section 1.08.    Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, BOHI Shares that are held by shareholders of BOHI who have complied with the terms and provisions of Subchapter H of Chapter 10 of the TBOC (each a “Dissenting Shareholder”) shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; but if a shareholder of BOHI fails to perfect, withdraws or otherwise loses any such right or remedy granted by the Subchapter H of Chapter 10 of the TBOC, each BOHI Share held by such shareholder shall be converted into and represent only the right to receive the consideration as specified in Section 1.05.
Section 1.09.    SEC Filing and Shareholder Approval.
A.    As promptly as practicable following the date of this Agreement, IBG shall prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by IBG with the Securities and Exchange Commission (“SEC”) in connection with the issuance of the IBG Shares to the BOHI Shareholders pursuant to Section 1.05 (including the Proxy Statement for the shareholder meetings of IBG and BOHI and prospectus and other proxy solicitation materials constituting a part thereof (together, the “Proxy Statement”) and all related documents). BOHI shall prepare and furnish to IBG such information relating to BOHI and its directors, officers and shareholders as may be reasonably required to comply with SEC rules and regulations in connection with the Registration Statement. IBG shall provide BOHI, and its legal, financial and accounting advisors, the right to review and provide comments upon (i) the Registration Statement in advance of such Registration Statement being filed with the SEC and (ii) on all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC. IBG shall consider in good faith all comments from BOHI and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information. BOHI agrees to cooperate with IBG and IBG’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor and in taking such other actions in connection with the Registration Statement and the Proxy Statement. If BOHI has cooperated and promptly provided information required to be delivered by it for inclusion in the Registration Statement and Proxy Statement as required by this Section 1.09(A) and Section 5.02, IBG shall file, or cause to be filed, the Registration Statement with the SEC on or before January 6, 2014. IBG shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as promptly as reasonably practicable after the filing thereof. IBG also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.
B.    The Board of Directors of BOHI (the “BOHI Board”) shall duly call, give notice of, and cause to be held, a meeting of its shareholders (the “BOHI Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the BOHI Meeting. Specifically, the BOHI Board will present for the consideration of BOHI shareholders a proposal to approve and adopt this Agreement and the Merger and the transactions contemplated hereby. The BOHI Board will (i) cause proper notice of the BOHI Meeting to be given to the BOHI shareholders in compliance with applicable law and regulations, (ii) distribute to the BOHI shareholders the Proxy Statement, (iii) recommend by the affirmative vote of the BOHI Board a vote in favor of approval of the proposals set forth in this Section 1.09(B), subject to Section 1.09(C), and (iv) perform such other acts as may reasonably necessary to ensure that shareholder approval of the proposals set forth in this Section 1.09(B) are obtained. BOHI shall print and commence the mailing (at its expense) of the Proxy Statement to its shareholders on or before the fifth business day after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing.
C.    Notwithstanding the foregoing, BOHI and the BOHI Board are permitted to change its recommendation as contemplated by this Section 1.09(C) (“Change in Recommendation”) if and only to the extent that:
(1)    BOHI, Bank of Houston and the BOHI Representatives (as defined in Section 5.10), have complied in all material respects with Section 5.10;
(2)    the BOHI Board, after consultation with its outside counsel, has determined in good faith that failure to make a Change in Recommendation would reasonably be expected to result in a violation of its fiduciary duties under applicable law; and
(3)    if the BOHI Board intends to make a Change in Recommendation after BOHI has received an Acquisition Proposal (as defined in Section 9.04(C)), (a) the BOHI Board has concluded in good faith, after giving effect to all of the adjustments which may be offered by IBG pursuant to subclause (c) below, that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 9.04(D)), (b) BOHI shall notify IBG, at least five business days in advance, of its intention to make a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to IBG a written description of the material terms of the Superior Proposal and copies of such other material documents that BOHI is not required to keep confidential, and (c) before making such a Change in Recommendation, BOHI shall, and shall cause its financial and legal advisors to, during the period after BOHI’s delivery of the notice referred to in subclause (b) above, negotiate with IBG in good faith for a period of up to five business days (to the extent IBG desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.
D.    The Board of Directors of IBG (the “IBG Board”) shall duly call, give notice of, and cause to be held, a meeting of its shareholders (the “IBG Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the IBG Meeting. Specifically, the IBG Board will present for the consideration of IBG shareholders a proposal to approve and adopt this Agreement and the Merger and the transactions contemplated hereby. The IBG Board will (i) cause proper notice of the IBG Meeting to be given to the IBG shareholders in compliance with applicable law and regulations, (ii) distribute to the IBG shareholders the Proxy Statement, (iii) recommend by the affirmative vote of the IBG Board a vote in favor of approval of the proposals set forth in this Section 1.09(D), and (iv) perform such other acts as may reasonably be necessary to ensure that shareholder approval of the proposals set forth in this Section 1.09(D) are obtained. IBG shall print and commence the mailing (at its expense) of the Proxy Statement to its shareholders on or before the fifth business day after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing.
Section 1.10.    Effective Time. The “Effective Time” means the effective time of the Merger as specified in the Certificate of Merger filed with and certified by the Texas Secretary of State (“TSOS”). The Certificate of Merger shall be filed with the TSOS on the Closing Date.
Section 1.11.    Bank Merger. Immediately after the Effective Time, IBG shall cause the Bank Merger to be consummated.
Section 1.12.    Anti-Dilution Provisions. If, between the date of this Agreement and the Effective Time, the IBG Shares are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a share dividend thereon is declared with a record date within said period, the Per Share Stock Consideration and any dependent items shall be adjusted accordingly to provide to the BOHI shareholders the same economic effect as contemplated by this Agreement prior to such action; but an offering or sale of IBG Shares shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the IBG Shares.
Section 1.13.    Tax Matters.
A.    None of IBG, Independent Bank, BOHI or Bank of Houston has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of § 368 of the Code. IBG, Independent Bank, BOHI and Bank of Houston shall each use its reasonable best efforts to cause (i) the Merger, to qualify as a “reorganization” within the meaning of § 368(a) of the Code, and (ii) each of IBG and BOHI to be a party to the reorganization within the meaning of § 368(b) of the Code. Each of IBG, Independent Bank, BOHI and Bank of Houston agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations § 1.368-3, consistent with the treatment of the Merger as a “reorganization” within the meaning of § 368(a) of the Code and in particular as a transaction described in § 368(a)(1)(A) of the Code and Treasury Regulations § 1.368-2(b)(1)(ii). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).
B.    None of IBG, Independent Bank, BOHI or Bank of Houston has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Bank Merger from qualifying as a reorganization within the meaning of § 368 of the Code. IBG, Independent Bank, BOHI and Bank of Houston shall each use its reasonable best efforts to cause (i) the Bank Merger to qualify as a “reorganization” within the meaning of § 368(a) of the Code, and (ii) each of Independent Bank and Bank of Houston to be a party to the reorganization within the meaning of § 368(b) of the Code. Each of IBG, Independent Bank, BOHI and Bank of Houston agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations § 1.368-3, consistent with the treatment of the Bank Merger as a “reorganization” within the meaning of § 368(a) of the Code and in particular as a transaction described in § 368(a)(1)(A) of the Code and Treasury Regulations § 1.368-2(b)(1)(ii). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).
C.    IBG shall deliver to Andrews Kurth LLP and Bracewell & Giuliani LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of IBG, containing representations of IBG, and BOHI shall deliver to Andrews Kurth LLP and Bracewell & Giuliani LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of BOHI, containing representations of BOHI, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render the tax opinion described in Section 8.15 and to enable Bracewell & Giuliani LLP to render the tax opinion described in Section 7.12. Independent Bank shall deliver to Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Independent Bank, containing representations of Independent Bank, and Bank of Houston shall deliver to Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Bank of Houston, containing representations of Bank of Houston, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render the tax opinions described in Section 8.15. Each of IBG, Independent Bank, BOHI and Bank of Houston shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 1.13(C).
D.    IBG and Independent Bank shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulations § 1.368-3.
E.    Following the Merger and the Bank Merger, neither IBG nor Independent Bank (or any successor thereof) will take any action or fail to take any action that would prevent the Merger or Bank Merger from satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulations § 1.368-(d).

Section 1.14.    Treatment of SBLF Preferred Shares. If IBG does not request that BOHI redeem the SBLF Preferred Shares (as defined in Section 3.03) prior to Closing, then concurrently with consummation of the Merger, each of the SBLF Preferred Shares issued and outstanding at the Effective Time shall be assumed by IBG and exchanged for one share of preference securities of IBG with an equal liquidation preference (the “IBG SBLF Preferred Stock”). Any such IBG SBLF Preferred Stock shall entitle holders thereof to dividends from the date of issuance of such IBG SBLF Preferred Stock on terms that are equivalent to the terms of the SBLF Preferred Shares issued and outstanding immediately prior to such exchange, taken as a whole. Any such exchange of the SBLF Preferred Shares for shares of IBG SBLF Preferred Stock shall be in accordance with the charter and other governing documents of BOHI, as amended, and in accordance with the terms of any securities purchase and /or other agreements pursuant to which such shares of SBLF Preferred Shares were issued or required to be entered into in order to effect such change.
ARTICLE II
THE CLOSING AND EXCHANGE PROCEDURES
Section 2.01.    Time and Place of the Closing and Closing Date. The transactions contemplated under this Agreement shall be consummated on a date (the “Closing Date”) mutually agreeable to IBG and BOHI that is within five (5) business days after the receipt of all necessary regulatory, corporate and other approvals, and the expiration of all associated mandatory waiting periods (the “Required Approvals”). On the Closing Date, a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.
The Closing shall take place at 10:00 a.m., local time at the home office of Independent Bank on the Closing Date, or at such other time and place to which IBG and BOHI may agree. As part of the Closing, the parties shall specify in the Certificate of Merger that the Effective Time will be as of the close of business on the last day of the month in which the Required Approvals were received and the associated waiting periods were satisfied.
Section 2.02.    Actions to be Taken at the Closing by BOHI. At the Closing, BOHI shall execute and acknowledge (where appropriate) and deliver to IBG such documents and certificates reasonably necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to IBG’s obligations to close hereunder):
A.    A certificate, dated as of the Closing Date, duly executed by the Secretary of BOHI, acting solely in his capacity as an officer of BOHI, pursuant to which BOHI shall certify (i) the due adoption by the BOHI Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents to which BOHI is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by the shareholders of BOHI of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger; (iii) the incumbency and true signatures of those officers of BOHI duly authorized to act on its behalf in connection with (1) the execution and delivery of this Agreement and any other agreements and documents to which BOHI is a party contemplated hereby and thereby, and (2) the taking of all actions contemplated hereby and thereby on behalf of BOHI; and (iv) a true and correct list of the record holders of BOHI Shares as of the Closing Date;
B.    A certificate, dated as of the Closing Date, duly executed by the Secretary of Bank of Houston, acting solely in his capacity as an officer of Bank of Houston, pursuant to which Bank of Houston shall certify (i) the due adoption by the Board of Directors of Bank of Houston (the “Bank of Houston Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of a merger agreement providing for the Bank Merger (the “Bank Merger Agreement”) and any other agreements and documents to which Bank of Houston is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by BOHI as the sole shareholder of Bank of Houston of the Bank Merger Agreement, and the consummation of the transactions contemplated thereby, including the Bank Merger; and (iii) the incumbency and true signatures of those officers of Bank of Houston duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents to which Bank of Houston is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of Bank of Houston;
C.    A certificate duly executed by an executive officer of BOHI, acting solely in his capacity as an executive officer of BOHI, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 8.01, Section 8.02 and Section 8.06;
D.    Evidence reasonably satisfactory to IBG that, as of the Effective Time, (i) all BOHI Employee Plans (as defined in Section 3.29) required to be terminated by IBG in writing before the Closing have been terminated in accordance with the terms of such Employee Plans, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other applicable laws and regulations and that all affected participants have been notified of such terminations to the extent such notice is required by applicable laws and regulations;
E.    All consents and approvals listed on Confidential Schedule 2.02(E);
F.    Supplemental disclosure schedules reflecting any material changes to the representations of BOHI in ARTICLE III between the date of the supplemental schedules required by Section 5.14 and the Closing Date;
G.    The Releases by D&Os (as defined in Section 5.156), signed by the directors and executive officers of BOHI and Bank of Houston;
H.    Executed agreements, certificates of merger, certificates, and other documents necessary to consummate the Bank Merger; and

I.    All other documents required to be delivered to IBG by BOHI under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by IBG or its counsel.
Section 2.03.    Actions to be Taken at the Closing by IBG. At the Closing, IBG shall execute and acknowledge (where appropriate) and deliver to BOHI such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to BOHI’s obligations to close hereunder):
A.    A certificate, dated as of the Closing Date, executed by the Secretary of IBG, acting solely in her capacity as an officer of IBG, pursuant to which IBG shall certify (i) the due adoption by the Board of Directors of IBG (the “IBG Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, and the other agreements and documents to which IBG is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger, (ii) the approval by the shareholders of IBG of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger and the election of the BOHI Nominees to the Board of Directors of IBG, and (iii) the incumbency and true signatures of those officers of IBG duly authorized to act on its behalf in connection with (1) the execution and delivery of this Agreement and any other agreements and documents to which IBG is a party contemplated hereby and thereby, and (2) the taking of all actions contemplated hereby and thereby on behalf of IBG;
B.    A certificate, dated as of the Closing Date, duly executed by the Secretary of Independent Bank, acting solely in her capacity as an officer of Independent Bank, pursuant to which Independent Bank shall certify (i) the due adoption by the Board of Directors of Independent Bank (the “Independent Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by IBG as the sole shareholder of Independent Bank of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; and (iii) the incumbency and true signatures of those officers of Independent Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, on behalf of Independent Bank;
C.    A certificate duly executed by an executive officer of IBG, acting solely in his capacity as an executive officer of IBG, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 7.01, Section 7.02 and Section 7.09;
D.    All consents and approvals required to be obtained by IBG from third parties to consummate the transactions contemplated by this Agreement, including those listed on Confidential Schedule 4.06;

E.    Supplemental disclosure schedules reflecting any material changes to the representations of IBG in ARTICLE IV between the date of the supplemental schedules required by Section 6.11 and the Closing Date;
F.    Executed agreements, certificates of merger, certificates, as applicable, and other documents necessary to consummate the Bank Merger; and
G.    All other documents required to be delivered to BOHI by IBG under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by BOHI or its counsel.
Section 2.04.    [Reserved].
Section 2.05.    Exchange Procedures.
A.On the business day before the Closing Date, IBG shall deposit or cause to be deposited in trust with Wells Fargo Bank, N.A. (the “Exchange Agent”) (i) certificates for shares or evidence of shares in book entry form representing the aggregate number of IBG Shares which the holders of BOHI Shares are entitled to receive pursuant to Section 1.05, and (ii) an amount of cash equal to the aggregate amount of cash which the holders of BOHI Shares are entitled to receive pursuant to Section 1.05 (collectively, the “Aggregate Merger Consideration”).
B.As soon as practicable after the Effective Time, with the intent to be within ten business days after the Effective Time, IBG shall cause the Exchange Agent to mail to each record holder of an outstanding certificate or certificates representing BOHI Shares (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. The form and substance of the letter of transmittal and any associated cover letter shall be mutually acceptable to IBG and BOHI before such transmittal materials are mailed to the holders of the Certificates. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed (the “Transmittal Materials”), the holder of such Certificate shall be entitled to receive in exchange therefor (i) an amount of cash equal to the product of (x) the Per Share Cash Consideration, or the Adjusted Per Share Cash Consideration (as defined in Section 8.07), if applicable, multiplied by (y) the number of BOHI Shares represented by the Certificate (the “Surrendered Shares”), (ii) a number of IBG Shares equal to the product of (x) the Per Share Stock Consideration, multiplied by (y) the number of Surrendered Shares, and (iii) an amount of cash as payment in lieu of the issuance of fractional IBG Shares calculated in accordance with Section 1.05(B)(3), and such Certificate shall forthwith be canceled. The consideration to be received by a shareholder of BOHI upon surrender of his Certificate is referred to as the “Merger Consideration.” Until surrendered in accordance with this Section 2.05, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Promptly after receipt of the Transmittal Materials, IBG will cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof. As soon as practicable after the Effective Time and the surrender of a Certificate to the Exchange Agent, together with properly completed and executed Transmittal Materials, IBG will cause the Exchange Agent to promptly deliver the Merger Consideration.
C.After the Effective Time, the share transfer ledger of BOHI shall be closed and there shall be no transfers on the share transfer books of BOHI of the BOHI Shares which were outstanding immediately before such time of filing. If, after the Effective Time, Certificates are presented to IBG, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.05.
D.Former shareholders of BOHI shall be entitled to vote after the Effective Time at any meeting of IBG’s shareholders the number of IBG Shares into which their shares are converted, regardless of whether such shareholders of BOHI have surrendered their Certificates in exchange therefor.
E.No dividends or other distributions declared after the Effective Time with respect to IBG Shares and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the IBG Shares represented by such Certificate.
F.Any portion of the Aggregate Merger Consideration (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of BOHI for six months after the Exchange Agent mails the letter of transmittal pursuant to this Section 2.05 shall be delivered to IBG upon demand, and any shareholders of BOHI who have not theretofore complied with the exchange procedures in this Section 2.05 shall look to IBG only, and not the Exchange Agent, for the payment of the Merger Consideration in respect of such shares. If outstanding Certificates for BOHI Shares are not surrendered or the payment for them is not claimed before the date on which such IBG Shares or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property or any other applicable law, become the property of IBG (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property.
G.If any IBG Shares are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to IBG) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing IBG Shares in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.
H.None of IBG, BOHI, the Exchange Agent or any other person shall be liable to any former holder of BOHI Shares for any IBG Share (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
I.If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by IBG or the Exchange Agent, the posting by such person of a bond in such amount as IBG or the Exchange Agent may direct (not to exceed the amount of Merger Consideration relating to the relevant missing Certificate) as indemnity against any claim that may be made against IBG, Independent Bank, or BOHI with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BOHI
BOHI hereby makes the following representations and warranties to IBG, as qualified, if necessary, by the Schedules referenced herein. The disclosure of a matter on any Schedule shall constitute disclosure for purposes of all Schedules required by this Agreement.
Section 3.01.    Organization and Ownership.
J.    BOHI is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. BOHI is a corporation duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Texas. BOHI has all requisite corporate power and authority to own Bank of Houston as now owned, and to enter into and carry out its obligations under this Agreement and the other agreements contemplated hereby to which BOHI is a party. True and complete copies of the Certificate of Formation and Bylaws of BOHI, as amended to date, have been delivered to IBG.
K.    BOHI is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of Bank of Houston, free and clear of all liens, security interests, and encumbrances of every kind or character, and no other person or entity has any equity or other ownership interest in Bank of Houston. Except as set forth in Confidential Schedule 3.01(B), BOHI does not, directly or indirectly, own or control any Affiliate (as defined in Section 11.10) or Subsidiary (as defined in Section 11.10), other than Bank of Houston. Except as set forth in Confidential Schedule 3.01(B), BOHI has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by BOHI has not been conducted through any other direct or indirect Subsidiary or Affiliate of BOHI other than Bank of Houston.
Section 3.02.    Execution and Delivery. BOHI has full corporate power and authority to execute and deliver this Agreement and the other agreements to which BOHI is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which BOHI is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the BOHI Board. Other than approval by the requisite vote of the shareholders of BOHI, no other corporate proceedings or approvals are necessary on the part of BOHI to approve this Agreement or the other agreements to which BOHI is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby to which BOHI is a party have been or at Closing will be duly executed by BOHI and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of BOHI, enforceable against BOHI in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 3.03.    BOHI Capitalization. The authorized capital of BOHI consists of 20,850,000 common shares, $5.00 par value per share, of which 7,007,665 BOHI Shares are issued and outstanding as of the date of this Agreement and 1,000,000 preferred shares, no par value (the “Preferred Shares”) of which 23,938 shares have been designated as Senior Non-Cumulative Perpetual Preferred Stock, Series C, and are issued and outstanding (the “SBLF Preferred Shares”) and of which 300,000 shares have been designated as Series D Preferred Stock to be issued under the BOHI Employee Stock Purchase Plan (the “ESPP Preferred Shares”) pursuant to which 102,918 ESPP Preferred Shares have been issued and are outstanding. All offerings by BOHI to issue its capital have terminated. Except for the foregoing, the BOHI Awards and as otherwise set forth in Confidential Schedule 3.03, there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, BOHI to purchase or otherwise acquire any security of or equity interest in BOHI, obligating BOHI to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital of any class. Upon the automatic exercise and conversion of all the BOHI Awards outstanding on the Specified Date and the ESPP Specified Date as contemplated by Section 1.06, BOHI would be obligated to issue no more than 1,248,113 BOHI Shares pursuant to the exercise and conversion of the BOHI Awards. As of at least one business day before the Effective Time, there will be no options, warrants, stock appreciation rights, calls, convertible securities, or commitments of any kind obligating BOHI to issue any BOHI Shares or BOHI Preferred Shares. There are no outstanding contractual obligations of BOHI to vote or dispose of any BOHI Shares and to the Best Knowledge of BOHI, there are no shareholder agreements, voting trusts or similar agreements relating to the BOHI Shares or the Preferred Shares. All of the outstanding BOHI Shares and Preferred Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. The BOHI Shares and Preferred Shares have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the BOHI Shares (except to the extent provided by the terms of the Preferred Shares) and the Preferred Shares except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.

Section 3.04.    Bank of Houston.
A.    Bank of Houston is a Texas banking association, duly organized, validly existing and in good standing under the laws of the State of Texas. Bank of Houston has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and Bylaws of Bank of Houston, as amended to date, have been delivered to IBG. Bank of Houston is an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended (the “FDIA”). The nature of the business of Bank of Houston does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Bank of Houston has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Bank of Houston has not been conducted through any other direct or indirect Subsidiary or Affiliate of Bank of Houston.
B.    The authorized capital stock of Bank of Houston consists of 20,050,000 shares of common stock, $5.00 par value per share, of which 7,007,665 shares are issued and outstanding as of the date of this Agreement. BOHI is in possession of all certificates evidencing all of the outstanding shares of capital stock of Bank of Houston. All of the outstanding shares of capital stock or other securities evidencing ownership of Bank of Houston are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Bank of Houston, except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement on such capital stock have been paid. There are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Bank of Houston to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Bank of Houston. There are no outstanding contractual obligations of BOHI to vote or dispose of any shares of capital stock of Bank of Houston. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of Bank of Houston.
Section 3.05.    No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by BOHI or Bank of Houston with any of the terms or provisions hereof (if the required regulatory and shareholder approvals are obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of BOHI or Bank of Houston; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BOHI or Bank of Houston or any of their Properties (as defined in Section 11.10) or assets; or (iii) except as set forth in Confidential Schedule 3.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, result in the creation of any lien upon any of the respective Properties or assets of BOHI or Bank of Houston under, or require the prior consent of a third party pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement, contract or other instrument or obligation to which BOHI or Bank of Houston is a party, or by which BOHI or Bank of Houston or any of their respective Properties, assets or business activities may be bound or subject.
Section 3.06.    Compliance with Laws, Permits and Instruments. BOHI and Bank of Houston, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted. BOHI and Bank of Houston are in compliance with all applicable laws, statutes, orders, rules, regulations and policies of any Government Authority (as defined in Section 11.10), except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to cause a Material Adverse Change to BOHI or Bank of Houston.
Section 3.07.    Financial Statements; Call Reports.
E.    BOHI has made available to IBG copies of the audited financial statements of BOHI as of and for the years ended December 31, 2012 and December 31, 2011 (the “BOHI Financial Statements”). The BOHI Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP or regulatory accounting principles (“RAP”) (except as may be indicated in the notes to such financial statements) and fairly presented, in all material respects, the financial position of BOHI at the dates and for the periods indicated therein.
F.    BOHI has made available to IBG true and complete copies of the Reports of Condition and Income for Bank of Houston filed during 2013 and 2012 (“Bank of Houston Call Reports”). Each of the Bank of Houston Call Reports fairly presents, in all material respects, the financial position of Bank of Houston and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of Bank of Houston Call Reports as promulgated by applicable regulatory authorities. Without limitation of the foregoing, the allowance for loan losses reflected in the balance sheets included in the Bank of Houston Call Reports were calculated in accordance with GAAP and/or RAP; BOHI believes that such allowance is, as of such date, adequate to absorb all reasonably anticipated losses in the loan portfolio of Bank of Houston, and recourse obligations in respect of loans sold by Bank of Houston in light of the size characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the knowledge of BOHI which would cause it to modify in any material way the amount of the allowance for loan losses contained in the Bank of Houston Call Reports.
Section 3.08.    Litigation. Neither BOHI nor Bank of Houston is a party to any, and there are no pending or, to the Best Knowledge of BOHI, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BOHI or Bank of Houston which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of BOHI, is there any reasonable basis for any proceeding, claim or action against BOHI or Bank of Houston that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon BOHI or Bank of Houston or the assets or Property of BOHI or Bank of Houston that has resulted in, or is reasonably likely to result in, a Material Adverse Change.
Section 3.09.    Governmental Consents and Approvals. Except as set forth in Confidential Schedule 3.09, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of BOHI in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by BOHI of the transactions contemplated hereby or thereby.
Section 3.10.    Undisclosed Liabilities. BOHI and Bank of Houston have no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the BOHI Financial Statements or the Bank of Houston Call Reports, except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since September 30, 2013, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on Confidential Schedule 3.10 or the other Confidential Schedules to this Agreement.
Section 3.11.    Title to Tangible Assets. True and complete copies of all existing deeds, leases and title insurance policies for all Properties and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which each such Property is subject have been made available to IBG. BOHI and Bank of Houston have good and indefeasible title to, or valid leasehold interest in, all of their respective tangible assets and Properties including all material personal properties reflected in the BOHI Financial Statements and the Bank of Houston Call Reports or acquired thereafter, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (A) as described in Confidential Schedule 3.11, (B) as reflected in the BOHI Financial Statements or the Bank of Houston Call Reports, (C) statutory liens not yet delinquent, (D) consensual landlord liens, (E) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (F) pledges of assets in the ordinary course of business to secure public funds deposits, and (G) those assets and Properties disposed of for fair value in the ordinary course of business since September 30, 2013.
Section 3.12.    Absence of Certain Changes or Events. Except as disclosed on Confidential Schedule 3.12, since September 30, 2013, each of BOHI and Bank of Houston has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and materially consistent with past practices:
A.    Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken, federal funds purchased, and current liabilities for trade or business obligations), none of which, individually or in the aggregate, result in a Material Adverse Change;

B.    Discharged or satisfied any lien or paid any obligation or liability, whether absolute or contingent, due or to become due in an amount greater than $100,000 in the aggregate;
C.    Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital or other securities;
D.    Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;
E.    Acquired any capital or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);
F.    Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its Property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and Properties disposed of for fair value since September 30, 2013;
G.    Sold, transferred, leased to others or otherwise disposed of any of its assets in excess of $250,000 (except for assets disposed of for fair value in the ordinary course of business) or canceled or compromised any debt or claim, or waived or released any right or claim, in excess of $250,000;
H.    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of, any contract, lease or other agreement, or suffered any damage, destruction or loss, which, individually or in the aggregate, would constitute a Material Adverse Change;
I.    Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right (as defined in Section 3.17) or modified any existing material rights with respect thereto;
J.    Except for routine salary increases made in the ordinary course of business and materially consistent with past practices or as contemplated by this Agreement, made any material change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated

(except as expressly provided herein) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by BOHI or Bank of Houston for the benefit of their respective directors, employees or former employees;
K.    Made any capital expenditures or capital additions or betterments in excess of an aggregate of $100,000;
L.    Instituted, had instituted against it, settled or agreed to settle, any litigation, action or proceeding before any Governmental Authority other than routine collection suits instituted by Governmental Authorities to collect amounts owed or suits in which the amount in controversy is less than $100,000;
M.    Suffered any change, event or condition that, individually or in the aggregate, has caused or would reasonably be anticipated to result in a Material Adverse Change to BOHI or Bank of Houston;
N.    Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment involving a financial commitment over the term of the contract or commitment in excess of $50,000, other than commitments to extend credit made in the ordinary course of business and materially consistent with past practices;
O.    Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any third person, firm or corporation other than in the ordinary course of business and materially consistent with past practices;
P.    Sold, or knowingly disposed of, or otherwise divested of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
Q.    Made any, or acquiesced with any, change in any accounting methods, principles or material practices, except as required by GAAP or RAP;
R.    Sold (but payment at maturity or prepayment is not deemed a sale) Investment Securities (as defined in Section 11.10) or purchased Investment Securities, other than U.S. Treasury securities with a maturity of two years or less;
S.    Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $4,000,000;

T.    Amended or made any change in its articles of incorporation, articles of association, or bylaws, or
U.    Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A through T above.
Section 3.13.    Leases, Contracts and Agreements. Confidential Schedule 3.13 sets forth a list and general description of all contracts, leases, subleases, licenses, and agreements to which BOHI or Bank of Houston is a party or by which BOHI or Bank of Houston is bound (A) that obligate or would reasonably be expected to obligate BOHI or Bank of Houston for an amount in excess of $50,000 over the entire term of any such agreement or (B) that are related or of a similar nature and that in the aggregate obligate or would reasonably be expected to obligate BOHI or Bank of Houston for an amount in excess of $50,000 over the entire term of such related contracts, in the case of each of foregoing (A) and (B) that are not terminable by BOHI or Bank of Houston, as the case may be, on 30 days or less notice and that do not require the payment by BOHI or BOH of any termination fee, liquidated damages, forfeited pre-paid expense, or similar cost related to such termination (collectively, the “Contracts”). BOHI has delivered or made available to IBG true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall not include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by, Bank of Houston, but do include unfunded loan commitments and letters of credit issued by Bank of Houston where the borrowers’ total direct and indirect indebtedness to Bank of Houston is in excess of $4,000,000. No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of Bank of Houston. BOHI and Bank of Houston have not received any written notice of material default under or material noncompliance with any Contract. For each lease in which BOHI or Bank of Houston is named as lessee, such party is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any lessee-granted security interests, claims, liens (including tax liens), forfeitures, mortgages, pledges, penalties, encumbrances, assignments or charges whatsoever except as established by the lease or applicable law. BOHI and Bank of Houston enjoy peaceful and undisturbed possession under all leases under which they are currently operating.
Section 3.14.    Taxes and Tax Returns.
A.    BOHI and Bank of Houston have duly and timely filed or caused to be filed all material U.S. federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all material taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, BOHI and Bank of Houston have no material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.
B.    There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon BOHI or Bank of Houston, nor has BOHI or Bank of Houston given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any material tax return for any period.
C.    Proper and accurate amounts, if required by law, have been withheld by BOHI and Bank of Houston from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.
D.    The U.S. federal income tax returns of BOHI and Bank of Houston with respect to all taxable periods beginning on or after December 31, 2009 have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of BOHI, threatened.
E.    Neither BOHI nor Bank of Houston has entered into, or has any obligation under, any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement to indemnify any other person with respect to taxes that will require any payment by BOHI or Bank of Houston after the date of this Agreement.
F.    The terms “tax” and “taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon. Additionally, the terms “tax return” and “tax returns” means any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto and including any amendment thereof.
G.    BOHI has delivered or made available to IBG correct and complete copies of all material U.S. federal income tax returns filed by BOHI with the Internal Revenue Service (“IRS”), examination reports, and statements of deficiencies assessed against or agreed to by BOHI and Bank of Houston, if any, in each case with respect to any taxable period beginning on or after December 31, 2009.
Section 3.15.    Insurance. Confidential Schedule 3.15 contains a complete list of all policies of insurance, including fidelity and bond insurance, maintained as of the date of this Agreement by BOHI and Bank of Houston. All such policies (A) are sufficient for compliance by BOHI and Bank of Houston, in all material respects, with all requirements of applicable law and all agreements to which BOHI and Bank of Houston are parties, (B) are valid, outstanding and enforceable, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), and (C) are presently in full force and effect, and, except as set forth in Confidential Schedule 3.15, no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither BOHI nor Bank of Houston is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion. Each material Property of BOHI and Bank of Houston is insured for the benefit of BOHI and Bank of Houston in amounts deemed adequate by BOHI’s and Bank of Houston’s respective management against risks customarily insured against. Except as set forth in Confidential Schedule 3.15, there have been no claims under any fidelity bonds of BOHI and Bank of Houston since June 30, 2011 and to the Best Knowledge of BOHI, there are no facts that would reasonably be expected to form the basis of a claim under such bonds.
Section 3.16.    No Material Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE III and the Confidential Schedules hereto, there has not been any Material Adverse Change with respect to BOHI or Bank of Houston since September 30, 2013, nor to the Best Knowledge of BOHI, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to BOHI or Bank of Houston.

Section 3.17.    Proprietary Rights. BOHI and Bank of Houston do not require the use of any material patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, “Proprietary Rights”) for the business or operations of BOHI and Bank of Houston that are not owned, held or licensed by BOHI or Bank of Houston. BOHI and Bank of Houston have not received within the past three years any written notice of infringement of or conflict with the rights of others with respect to the use by BOHI or Bank of Houston of Proprietary Rights, and there is no claim or action by any such person pending or, to the Best Knowledge of BOHI, threatened, with respect thereto.

Section 3.18.    Transactions with Certain Persons and Entities. Except as set forth in Confidential Schedule 3.18, neither BOHI nor Bank of Houston owes any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to, any of the present or former directors or officers (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of BOHI or Bank of Houston, and none of such persons owes any amount to BOHI or Bank of Houston. There are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among BOHI, whether on its own behalf or in its capacity as trustee or custodian for the funds of any Employee Plan, and any of its Affiliates (as defined in Section 11.10).

Section 3.19.    Evidences of Indebtedness. All evidences of indebtedness that are reflected as assets of BOHI and Bank of Houston are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies), and are not subject to any asserted or, to the Best Knowledge of BOHI, threatened, defenses, offsets or counterclaims that may reasonably be asserted against BOHI, Bank of Houston or the present holder thereof. The credit and collateral files of Bank of Houston contain all material information (excluding general, local or national industry, economic or similar conditions) actually known to BOHI or Bank of Houston that is required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of Bank of Houston (including loans that will be outstanding if Bank of Houston advances funds it is obligated to advance), except for items identified on Bank of Houston’s internal exception list which has been made available to IBG. All loans classified substandard, doubtful, loss, nonperforming or problem loans internally by management of Bank of Houston or any applicable Regulatory Agency (as defined in Section 11.10) are set forth on Bank of Houston’s watch list, which is set forth in Confidential Schedule 3.19. Notwithstanding anything to the contrary contained in this Section, no representation or warranty is being made as to the sufficiency of collateral securing, or the collectability of, the loans of Bank of Houston.
Section 3.20.    Employee Relationships. Each of BOHI and Bank of Houston has complied in all material respects with all applicable material laws relating to its relationships with its employees, and BOHI believes that the relationship between Bank of Houston and its employees is satisfactory. To the Best Knowledge of BOHI, no key executive officer or manager of any of the operations of Bank of Houston or any group of employees of Bank of Houston has or have any present plans to terminate their respective employment with Bank of Houston. Confidential Schedule 3.20 also contains a list of all employees of Bank of Houston and their respective annual compensation.
Section 3.21.    Condition of Assets. All tangible assets used by BOHI and Bank of Houston are in good operating condition, ordinary wear and tear excepted, and conform, in all material respects, with all applicable ordinances, regulations, zoning and other laws, whether federal, state or local. None of the Bank of Houston’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.
Section 3.22.    Environmental Compliance. Except as set forth in Confidential Schedule 3.22:
A.    BOHI and Bank of Houston and all of their Properties and operations are in material compliance with all applicable Environmental Laws (as defined in Section 11.10). BOHI has not received any written notice of any past, present, or future conditions, events, activities, practices or incidents that would reasonably be expected to materially interfere with or prevent the compliance of BOHI and Bank of Houston with all applicable Environmental Laws.
B.    BOHI and Bank of Houston have obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.
C.    No Hazardous Materials (as defined in Section 11.10) exist on, about or within any of the Properties, nor, to the Best Knowledge of BOHI, have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties, except as would not be expected to have or cause a Material Adverse Change. The use that BOHI and Bank of Houston make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties, except as would not be expected to have or cause a Material Adverse Change.
D.    There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Best Knowledge of BOHI, threatened, against BOHI or

Bank of Houston relating in any way to any Environmental Law. Bank of Houston has no liability for remedial action under any Environmental Law. BOHI and Bank of Houston have not received any written request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has BOHI or Bank of Houston received any written notice from any Governmental Authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any person or Governmental Authority informing BOHI or Bank of Houston that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).
Section 3.23.    Regulatory Compliance.
A.    Neither BOHI nor Bank of Houston is now nor has been, since January 1, 2012, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”). There are no pending or, to the Best Knowledge of BOHI, threatened investigations by any Regulatory Agency that would reasonably result in a Regulatory Agreement with respect to BOHI or Bank of Houston.
B.    Since January 1, 2012, all reports, records, registrations, statements, notices and other documents or information required to be filed by BOHI and Bank of Houston with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of BOHI, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.
Section 3.24.    Absence of Certain Business Practices. Neither BOHI nor Bank of Houston nor, to the Best Knowledge of BOHI, any of their respective officers, employees or agents, nor, to the Best Knowledge of BOHI, any other person acting on their behalf, has, directly or indirectly, since June 30, 2011, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of BOHI or Bank of Houston (or assist BOHI or Bank of Houston in connection with any actual or proposed transaction) that (A) may reasonably be expected to subject BOHI or Bank of Houston to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, may reasonably have resulted in a Material Adverse Change or (C) if not continued in the future may reasonably be expected to result in a Material Adverse Change.
Section 3.25.    Books and Records. The minute books, stock certificate books and stock transfer ledgers of BOHI and Bank of Houston have been maintained in compliance in all material respects with all applicable legal requirements and good corporate governance practices. The minute books of BOHI and Bank of Houston constitute an accurate record of all material corporate actions of their respective shareholders and board of directors and of all committees thereof.
Section 3.26.    Forms of Instruments, Etc. BOHI has made and will make available to IBG copies of all of Bank of Houston’s standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of its business.
Section 3.27.    Fiduciary Responsibilities. Each of BOHI and Bank of Houston has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, where the failure to so perform would result in a Material Adverse Change.
Section 3.28.    Guaranties. Except in the ordinary course of business, according to past business practices and in material compliance with applicable law, BOHI or Bank of Houston have not guaranteed the obligations or liabilities of any other person, firm or corporation.
Section 3.29.    Employee Benefit Plans.
A.    Set forth on Confidential Schedule 3.29 is a complete and correct list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which (a) is currently maintained or contributed to by BOHI or Bank of Houston, or with respect to which BOHI or Bank of Houston has any liability, and (b) provides benefits to any officer, employee, service provider, former officer or former employee of BOHI or Bank of Houston, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the “Employee Plans” and each individually an “Employee Plan”).
B.    No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA. BOHI has delivered or made available to IBG true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”), any contracts with independent contractors (including actuaries and investment managers) that relate to any Employee Plan, the Form 5500 filed with the IRS in each of the three (3) most recent plan years with respect to each Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto, as reasonably requested by IBG. There have been no prohibited transactions (described under ERISA § 406 or Code § 4975(c)), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Plans and related Funding Arrangements that would reasonably be expected to subject IBG, Independent Bank, BOHI or Bank of Houston to any material taxes, penalties or other liabilities. Each Employee

Plan that is represented to be qualified under Code § 401(a) has a current favorable determination or opinion letter. All reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Employee Plan have been timely and completely filed or distributed. Each Employee Plan has been operated in material compliance with applicable law or in accordance with its terms. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the Best Knowledge of BOHI, none are threatened. No written or, to the Best Knowledge of BOHI, oral representations have been made by BOHI or Bank of Houston to any employee or former employee of BOHI or Bank of Houston promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment (except to the extent of coverage required under Code § 4980B or applicable state law). Compliance with FAS 106 will not create any material change to the BOHI Financial Statements or the Bank of Houston Call Reports. There are no contracts or arrangements providing for payments that will be nondeductible or subject to excise tax under Code § § 4999 or 280G, nor will IBG or Independent Bank be required to “gross up” or otherwise compensate any person because of the limits contained in such Code sections. There are no material surrender charges, penalties, or other costs or fees that would reasonably be expected to be imposed by any person against BOHI, Bank of Houston, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.
C.    With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past six (6) years, by any trade or business with which BOHI or Bank of Houston is required by any of the rules contained in the Code or ERISA to be treated as a single employer (“Controlled Group Plans”):
(i)    All Controlled Group Plans which are “group health plans” (as defined in the Code and ERISA) have been operated before the Closing such that failures to operate such group health plans in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Code § § 4980B and 4980D would not reasonably be expected to subject BOHI or Bank of Houston to material liability;
(ii)    There is no Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA), nor has there been a Controlled Group Plan that is a defined benefit plan in the last five (5) calendar years; and
(iii)    There is no Controlled Group Plan that is a “multiple employer plan” or “multi-employer plan” (as either such term is defined in ERISA), nor has there been a Controlled Group Plan that is either a multiple employer plan or multi-employer plan since 2007.
D.    All Employee Plan documents, annual reports or returns, audited or audited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no material changes in the information set forth therein.
E.    All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each Employee Plan.
Section 3.30.    No Excess Parachute Payments. No amount, whether in cash or property or vesting of property, that will be received by or benefit provided to, any officer, director or employee of BOHI, Bank of Houston or any of their respective Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation § 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect will be an “excess parachute payment” (as such term is defined in Code § 280G(b)(1)) solely as a result of the transactions contemplated by this Agreement; and no such person is entitled to receive any additional payment from BOHI, Bank of Houston, or IBG if the excise tax of Code § 4999(a) is imposed on such person.
Section 3.31.    Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Bank of Houston is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. Bank of Houston has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Bank of Houston has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Bank of Houston has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.
Section 3.32.    Data Processing Agreements. Bank of Houston obtains its data processing services, ATM, and other information technology services exclusively through the contracts or agreements with the persons or entities described on Confidential Schedule 3.32 (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect as of the date hereof, has been provided to IBG. Other than the DP Contracts, BOHI has no agreement with any other person or entity for data processing, ATM or other technology services.
Section 3.33.    Dissenting Shareholders. To the Best Knowledge of BOHI, there is no plan or intention on the part of any shareholders of BOHI to exercise their appraisal rights in the manner provided by applicable law.
Section 3.34.    Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. Bank of Houston is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder.

Since June 30, 2011, BOHI has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Best Knowledge of Bank of Houston there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.
Section 3.35.    Usury Laws and Other Consumer Compliance Laws. All loans of Bank of Houston have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including the Texas usury statutes as currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the Board of Governors of the Federal Reserve System (“FRB”), the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. Art. 5062-2.01, et seq.) and all statutes governing the operation of banks operating in the State of Texas. Each such loan was made by Bank of Houston in the ordinary course of its lending business.
Section 3.36.    Zoning and Related Laws. All real property owned or operated by Bank of Houston and the use thereof is in compliance with all applicable laws, ordinances, regulations, orders or requirements, including building, zoning and other laws, except where the failure, whether individually or in the aggregate, to be so in compliance would not reasonably be expected to cause a Material Adverse Change.
Section 3.37.    Business Combination. This Agreement and the transactions contemplated hereby are exempt from the requirements of Subchapter M of Chapter 21 of the TBOC and any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares.
Section 3.38.    SBLF Preferred Shares. BOHI is current on all dividends payable on the SBLF Preferred Shares.
Section 3.39.    Fairness Opinion. Before the execution of this Agreement, BOHI has received an oral opinion from Sandler O’Neil + Partners, LP, which will be followed by a written opinion, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of BOHI pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.
Section 3.40.    Brokerage Fees and Commissions. Other than as set forth in Confidential Schedule 3.40, BOHI hereby represents to IBG that no agent, representative or broker has represented BOHI or Bank of Houston in connection with the transactions described in this Agreement.
Section 3.41.    Releases and Employment Agreements. BOHI has provided copies of (i) the Releases by D&O’s and (ii) the employment agreements to the applicable executive officers of Bank of Houston, and reasonably believes that all of such directors and officers will sign the Releases by D&O’s and that, to the extent not signed contemporaneously with the execution of this Agreement, the executive officers of Bank of Houston will sign the employment agreements.
Section 3.42.    Representations Not Misleading. No representation or warranty by BOHI and Bank of Houston contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of BOHI, all written statements, exhibits, schedules, and other documents furnished to IBG by BOHI or Bank of Houston as part of the due diligence for this Agreement are accurate in all material respects.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF IBG
IBG hereby makes the following representations and warranties to BOHI, as qualified, if necessary, by the Schedules referenced herein. The disclosure of a matter on any Schedule shall constitute disclosure for purposes of all Schedules required by this Agreement.
Section 4.01.    Organization. IBG is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. IBG is a corporation duly organized, validly existing and in good standing under the laws, rules and regulations of the State of Texas. IBG has all requisite corporate power and authority to own Independent Bank as now owned and to enter into and carry out its obligations under this Agreement and the other agreements contemplated hereby to which IBG is a party. True and complete copies of the Articles of Incorporation and Bylaws of IBG, as amended to date, have been made available to BOHI. IBG is the sole beneficial and record owner of all of the issued and outstanding shares of capital stock of Independent Bank, free and clear of all liens, security interests, and encumbrances of any kind or character and no other person or entity has any equity or other ownership interest in Independent Bank.
Section 4.02.    Execution and Delivery. IBG has full corporate power and authority to execute and deliver this Agreement and the other agreements to which IBG is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which IBG is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the IBG Board. Other than approval by the requisite vote of the shareholders of IBG, no other corporate proceedings or approvals are necessary on the part of IBG to approve this Agreement or the other agreements to which IBG is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby to which IBG is a party have been, or at Closing will be, duly and validly executed and delivered to BOHI, and each constitutes or at Closing will constitute a valid and binding obligation of IBG, enforceable against IBG in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 4.03.    IBG Capitalization. The authorized capital of IBG consists of 100,000,000 common shares, $0.01 par value per share, of which 12,076,925 shares are outstanding as of the date of this Agreement and 10,000,000 preferred shares, $0.01 per share, of which no shares were issued or outstanding as of the date of this Agreement. All of such issued shares are validly issued, fully paid and nonassessable. Except as set forth in Confidential Schedule 4.03, there are no (A)

other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, IBG to purchase or otherwise acquire any security of or equity interest in IBG, obligating IBG to issue any shares of, restricting the transfer of, or otherwise relating to shares of its capital of any class. There are no outstanding contractual obligations of IBG to vote or dispose of any IBG Shares. There are no shareholder agreements, voting trusts or similar agreements relating to the IBG Shares. All of the issued and outstanding IBG Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. All of the IBG Shares have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the IBG Shares except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.
Section 4.04.    Independent Bank.
A.    Independent Bank is a Texas banking association, duly organized, validly existing and in good standing under the laws of the state of Texas and the United States. Independent Bank has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and Bylaws of Independent Bank, as amended to date, have been delivered to BOHI. Independent Bank is an insured bank as defined in the FDIA. The nature of the business of Independent Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except as set forth in Confidential Schedule 4.04(A), Independent Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Independent Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Independent Bank.
B.    The authorized capital stock of Independent Bank consists of 2,000,000 shares of common stock, $1.00 par value per share, of which 985,930 shares are issued and outstanding as of the date of this Agreement. IBG is in possession of all certificates evidencing all of the shares of capital stock of Independent Bank. All of the outstanding shares of capital stock or other securities evidencing ownership of Independent Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Independent Bank, except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement on such capital stock have been paid. There are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Independent Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Independent

Bank. There are no outstanding contractual obligations of Independent Bank to vote or dispose of any shares of capital stock of Independent Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of Independent Bank.
Section 4.05.    Compliance with Laws, Permits and Instruments. IBG and Independent Bank, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted. IBG and its Subsidiaries are in compliance with all applicable federal, state and local laws, statutes, rules, regulations and orders applicable to them except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to cause a Material Adverse Change to IBG or Independent Bank. IBG is in material compliance with all applicable listing and corporate governance rules of the NASDAQ.
Section 4.06.    Governmental Consents and Approvals. Except for regulatory and other approvals as disclosed in Confidential Schedule 4.06, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of IBG in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by IBG of the transactions contemplated hereby or thereby.
Section 4.07.    Regulatory Approval; Call Reports. IBG is “well capitalized” as defined by federal regulations as of the date hereof. Independent Bank has a Community Reinvestment Act rating of “satisfactory”. Neither IBG nor Independent Bank is subject to any Regulatory Agreement, nor is IBG aware of any circumstance or event that would reasonably result in a Regulatory Agreement with respect to IBG or Independent Bank. IBG reasonably believes that it will be able to obtain all requisite regulatory approvals necessary to consummate the Merger. IBG has made available to BOHI true and complete copies of the Reports of Condition and Income for Independent Bank filed during 2013 and 2012 (“Independent Bank Call Reports”). Each of the Independent Bank Call Reports fairly presents, in all material respects, the financial position of Independent Bank and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of Independent Bank Call Reports as promulgated by applicable regulatory authorities.
Section 4.08.    No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by IBG or Independent Bank with any of the terms or provisions hereof (if the required regulatory and shareholder approvals are obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of IBG or Independent Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IBG or Independent Bank or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien upon any of the respective properties or assets of IBG, or Independent Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which IBG or Independent Bank is a party, or by which IBG or Independent Bank or any of their respective properties, assets or business activities, may be bound or subject.
Section 4.09.    Litigation. Except as disclosed in Confidential Schedule 4.09, neither IBG nor Independent Bank are parties to any, and there are no pending or, to the Best Knowledge of IBG, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against IBG or Independent Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of IBG, is there any basis for any proceeding, claim or any action against IBG or Independent Bank that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon IBG or Independent Bank or the assets or properties of IBG or Independent Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change.
Section 4.10.    SEC Filings; Financial Statements.
A.    IBG has timely filed and made available to BOHI all documents required to be filed by IBG since April 1, 2013 (the “IBG SEC Reports”). The IBG SEC Reports, including any IBG SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) (A) complied in all material respects with the applicable requirements of the U.S. federal securities laws and other applicable laws, statutes, rules and regulations, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such IBG SEC Reports or necessary in order to make the statements in such IBG SEC Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the IBG SEC Reports. To the knowledge of IBG, none of the IBG SEC Reports is the subject of ongoing SEC review or investigation.
B.    The audited financial statements of IBG as of and for the years ended December 31, 2012 and December 31, 2011 included in IBG’s Registration Statement on Form S-1 (No. 333-186912), as amended (the “IBG Audited Statements”), and interim financial statements of IBG as of and for the period ended September 30, 2013 (the “IBG Interim Statements,” and together with the IBG Audited Statements, the “IBG Financial Statements”) (including, in each case, any related notes) were prepared in accordance with GAAP or RAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC) and fairly presented, in all material respects, the financial position, consolidated results of operations, changes in shareholders’ equity and cash flows of IBG and its Subsidiaries at the dates and for the periods indicated therein, except that the IBG Interim Statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. Without limitation of the foregoing, the allowances for loan losses and reserves for representations and warranties reflected in the consolidated balance sheets included in the IBG Interim Statements were calculated in accordance with GAAP or RAP; IBG believes that such allowances and reserves are, as of such date, adequate to absorb all reasonably anticipated losses in the loan portfolio of Independent Bank, and recourse obligations in respect of loans sold by

Independent Bank in light of the size characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the knowledge of IBG which would cause it to modify in any material way the amount of the allowance for loan losses or reserve for representations and warranties contained in the IBG Interim Statements.
C.    IBG has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that IBG should modify its accounting in future periods.
D.    Since December 31, 2012, none of IBG nor any of its Subsidiaries, nor, to IBG’s Best Knowledge any director, officer or employee of IBG or any of its Subsidiaries or any auditor, accountant or representative of IBG or any of its Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of IBG or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that IBG or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing IBG or any of its Subsidiaries, whether or not employed by IBG or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by IBG, any of its Subsidiaries or any of their officers, directors, employees or agents to IBG’s or any of its Subsidiaries’ board of directors or any committee thereof or to any director or officer of IBG or any of its Subsidiaries. Since December 31, 2012, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, individuals performing similar functions, IBG’s or any of its Subsidiaries’ board of directors or any committee thereof.
E.    There are no outstanding loans made by IBG or any of its Subsidiaries to any executive officer or director of IBG, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.
Section 4.11.    Taxes and Tax Returns.
V.    IBG and its Subsidiaries have duly and timely filed or caused to be filed all material U.S. federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all material taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, IBG and its Subsidiaries have no material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.
W.    There are no disputes pending with respect to, or claims (including contractual claims) or assessments asserted in writing for, any material amount of taxes upon IBG or any of its Subsidiaries, nor has IBG or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any material tax return for any period.
X.    Proper and accurate amounts, if required by law, have been withheld by IBG and its Subsidiaries from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.
Y.    The U.S. federal income tax returns of IBG and its Subsidiaries with respect to all taxable periods beginning on or after December 31, 2009 have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of IBG, threatened.
Z.    Neither IBG nor any of its Subsidiaries has entered into, or has any obligation under, any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement to indemnify any other person with respect to taxes that will require any payment by IBG or any of its Subsidiaries after the date of this Agreement.
AA.    IBG has delivered or made available to BOHI correct and complete copies of all material, U.S. federal income tax returns filed by IBG with the IRS, examination reports and statements of deficiency assessed against or agreed to by IBG and Independent Bank, if any, in each case with respect to any taxable period beginning on or after December 31, 2009.
Section 4.12.    Internal Controls. IBG has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed with the reasonable expectation that material information relating to IBG, including its consolidated Subsidiaries, required to be disclosed by IBG in the reports that it files or submits under the Exchange Act since April 1, 2013, is accumulated and communicated to IBG’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective with the reasonable expectation that information required to be disclosed by IBG in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Since April 1, 2013, the principal executive officer and the principal financial officer of IBG have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the IBG SEC Reports, and the statements contained in such certifications are complete and correct. To the knowledge of IBG, there are no facts or circumstances that would prevent IBG’s chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification as to a material weakness, when next due.
Section 4.13.    Undisclosed Liabilities. IBG and Independent Bank have no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any employee plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the IBG Financial Statements or the Independent Bank Call Reports, except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since September 30, 2013, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on Confidential Schedule 4.13 or the other Confidential Schedules to this Agreement.
Section 4.14.    No Material Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE IV and the Confidential Schedules hereto, there has not been any Material Adverse Change with respect to IBG or Independent Bank since September 30, 2013, nor to the knowledge of IBG, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to IBG or Independent Bank.
Section 4.15.    Financing. IBG has, or at the Closing will have, sufficient cash on hand which is uncommitted as to any other use, or a credit facility with sufficient availability, to pay the Aggregate Cash Consideration.
Section 4.16.    Brokerage Fees and Commissions. Other than as set forth in Confidential Schedule 4.16, IBG hereby represents to BOHI that no agent, representative or broker has represented IBG or Independent Bank in connection with the transactions described in this Agreement.
Section 4.17.    Representations Not Misleading. No representation or warranty by IBG contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of IBG, all written statements, exhibits, schedules, and other documents furnished to BOHI by IBG or Independent Bank as part of the due diligence for this Agreement are accurate in all material respects.
ARTICLE V
COVENANTS OF BOHI
BOHI covenants and agrees with IBG as follows:
Section 5.01.    Commercially Reasonable Efforts. BOHI will use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.
Section 5.02.    Information for Regulatory Applications and Registration Statement. BOHI shall use its commercially reasonable efforts to promptly furnish IBG with all information concerning BOHI that is required for inclusion in any application, statement or document to be made or filed by IBG with any federal or Texas regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. BOHI shall have the right to review in advance, and to the extent practicable consult with IBG, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any federal or Texas regulatory or Governmental Authority supervisory authority in connection with the transactions contemplated by this Agreement, but IBG shall not be required to provide BOHI with confidential portions of any filing with a federal or Texas regulatory or Governmental Authority. In exercising the foregoing right, BOHI agrees to act reasonably and as promptly as practicable.
C.    BOHI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, (ii) the Proxy Statement and any amendment or supplement thereto, at the date(s) of mailing to shareholders and at the time of the BOHI Meeting, and (iii) any other filings made under applicable federal or Texas banking or securities laws and regulations, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. BOHI further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform IBG thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.
Section 5.03.    Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, BOHI shall and shall cause Bank of Houston to:
C.    Maintain its corporate existence in good standing;
D.    Maintain the general character of its business and conduct its business in its ordinary and usual manner;
E.    Extend credit only in accordance with existing lending policies and practices;
F.    Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;
G.    Use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, Properties and business;
H.    Maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;
I.    Comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to its Properties and operations, the non-compliance with which would reasonably be expected to cause a Material Adverse Change;

J.    Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;
K.    Withhold from each payment made to each of its employees the amount of all taxes (including federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the appropriate Governmental Authority;
L.    Continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;
M.    Account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP) specifically without limitation paying or accruing for by the Closing Date all liabilities, obligations, costs, and expenses owed or incurred by BOHI or Bank of Houston on or before the Closing Date;
N.    Perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith dispute;
O.    Maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and
P.    Timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings;
O.    Use reasonable best efforts to maintain the Bank of Houston allowance for loan and lease losses at no less than $5,470,000; provided, however, that the allowance for loan and lease losses may be reduced to resolve any outstanding classified loan after approval of such use by IBG, which approval shall not be unreasonably withheld, conditioned or delayed.
Section 5.04.    Negative Covenants. From the date of this Agreement through the earlier of the Closing or termination of this Agreement, without the prior written consent of IBG, BOHI shall not and BOHI shall cause Bank of Houston to not:
A.    Intentionally take any action that would reasonably be expected to result in a Material Adverse Change;
B.    Take or fail to take any action that could reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at the time of the Closing or preclude BOHI from making such representations and warranties (as modified by the supplemental Confidential Schedules) at the time of the Closing;

C.    Declare, set aside or pay any dividend or other distribution with respect to its capital except that (i) Bank of Houston may pay dividends to BOHI, and (ii) BOHI may pay dividends on the SBLF Preferred Shares;
D.    Enter into, alter, amend, renew or extend any material contract or commitment which would result in an obligation of BOHI or Bank of Houston to make payments in excess of $50,000, except for loans and extensions of credit in the ordinary course of business which are subject to the provisions of Sections 5.04(X) and 5.04(Y);
E.    Mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its Properties, business or assets, tangible or intangible except in the ordinary course of business and consistent with past practices;
F.    Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of the date of this Agreement;
G.    Incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement or any of the agreements or documents contemplated hereby;
H.    Discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices;
I.    Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except to the extent any commitment to do so is outstanding as of the date of this Agreement except as set forth in Schedule 5.04(I);
J.    Amend or otherwise change its articles of association, charter, or bylaws;
K.    Sell, transfer, lease to others or otherwise dispose of any material amount of its assets or Properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices; but any such transaction involving amounts in excess of $250,000 shall be deemed to not be in the ordinary course of business;
L.    Except in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third person, firm or corporation;
M.    Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

N.    Except for salary increases in the ordinary course of business and consistent with past practices of BOHI or Bank of Houston, or benefits under the terms of an Employee Plan, make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree to or orally promise to pay, conditionally or otherwise, any bonus or extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers or employees, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than amendments required by applicable law or termination of the Employee Plans contemplated by this Agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;
O.    Engage in any transaction with any Affiliate except in the ordinary course of business and consistent with past practices;
P.    Acquire any capital or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;
Q.    Except as contemplated by this Agreement, terminate, cancel or surrender any contract, lease or other agreement or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a Material Adverse Change;
R.    Dispose of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices;
S.    Make any capital expenditures, capital additions or betterments in excess of an aggregate of $100,000;
T.    Hire or employ any new officer or hire or employ any new non-officer employee, other than to replace non-officer employees;
U.    Make any, or acquiesce with any, change in financial accounting methods, principles or material practices, except as required by GAAP or RAP, including without limitation making any “reverse provision for loan losses” or other similar entry or accounting method that would reduce the allowance for loan and lease losses of Bank of Houston;

V.    Pay a rate on deposits at Bank of Houston materially higher than is consistent with the ordinary course of business and consistent with past practices;
W.    Make any new loan to a single borrower and his related interests in excess of $4,000,000; but BOHI shall provide to IBG a weekly written report of all loans made, renewed, or modified by Bank of Houston;
X.    Renew, extend the maturity of, or alter the material terms of any loan except in compliance with Bank of Houston’s existing policies and procedures and consistent with past practices;
Y.    Renew, extend the maturity of, or alter any of the material terms of any loan classified as “OAEM”, “substandard” or “doubtful”;
Z.    Sell (but payment at maturity or prepayment is not deemed a sale) Investment Securities or purchase Investment Securities, other than U.S. Treasuries with a maturity of two years or less; or
AA.    Redeem, purchase or otherwise acquire, directly or indirectly, any of its capital securities;
Section 5.05.    Access; Pre Closing Investigation. To the extent permitted by applicable law, BOHI shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of IBG full access during regular business hours to all of the books, contracts, commitments, personnel and records of BOHI and Bank of Houston, and furnish to IBG during such period all such information concerning BOHI and Bank of Houston and their affairs as IBG may reasonably request, so that IBG may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of BOHI and Bank of Houston, including access sufficient to verify the value of the assets and the liabilities of BOHI and Bank of Houston and the satisfaction of the conditions precedent to IBG’s obligations described in ARTICLE VIII; provided, however, that IBG shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of BOHI and Bank of Houston . BOHI agrees at any time, and from time to time, to furnish to IBG as soon as practicable, any additional information that IBG may reasonably request. No investigation by IBG or its representatives shall affect the representations and warranties set forth herein; provided, however, that IBG shall promptly notify BOHI to the extent that IBG’s investigation determines that any of the representations and warranties by BOHI set forth in ARTICLE III are untrue.
Section 5.06.    Invitations to and Attendance at Directors’ and Committee Meetings. BOHI shall, and shall cause Bank of Houston to, give notice to one designee of IBG of, and shall invite such designee to attend, all regular and special meetings of the BOHI Board and the Bank of Houston Board and all regular and special meetings of any senior management committee (including the executive committee and the loan and discount committee of Bank of Houston) of BOHI and Bank of Houston; but such designee shall excuse himself from such meetings while this Agreement or the transactions contemplated hereby are being discussed. If the Merger is finally disapproved by any appropriate Regulatory Agency or if this Agreement is terminated pursuant to its terms, IBG’s designee will no longer be entitled to notice of and permission to attend such meetings.
Section 5.07.    Untrue Representations. BOHI shall promptly notify IBG in writing if BOHI becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material written information provided by BOHI to IBG, any schedule to this Agreement or any representation or warranty made by BOHI in ARTICLE III or that results in BOHI’s failure to comply with any covenant, condition or agreement contained in this Agreement.
Section 5.08.    Litigation and Claims. BOHI shall promptly notify IBG in writing of any litigation, or of any claim, controversy or contingent liability that is reasonably expected to become the subject of litigation, against BOHI or Bank of Houston or affecting any of their Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change to BOHI or Bank of Houston. BOHI shall promptly notify IBG of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of BOHI, threatened against BOHI or Bank of Houston that (i) questions or would reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by BOHI or Bank of Houston pursuant hereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 5.09.    Adverse Changes. BOHI shall promptly notify IBG in writing if any change shall have occurred or, to the Best Knowledge of BOHI, been threatened (or any development shall have occurred or, to the Best Knowledge of BOHI, been threatened involving a prospective change) in the business, financial condition or operations of BOHI and/or Bank of Houston that has resulted in or would reasonably be expected to result in a Material Adverse Change to BOHI or Bank of Houston.
Section 5.10.    No Negotiation with Others.
BB.    BOHI agrees that it shall not, and that it shall cause Bank of Houston and the respective employees, directors, officers, financial advisors and agents of BOHI and Bank of Houston (collectively, “BOHI Representatives”) not to (i) solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party (except for the limited purpose of notifying such person of the existence of the provisions of this Section 5.10) regarding an Acquisition Proposal, whether by acquisition, business combination, purchase of securities or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of BOHI or Bank of Houston in connection with any Acquisition Proposal, other than as provided herein or as compelled by law; or (iii) cooperate with any third party to make any Acquisition Proposal, other than the sale by Bank of Houston of assets in the ordinary course of business consistent with past practices. Promptly upon receipt of any unsolicited offer, BOHI will communicate to IBG the terms of any proposal or request for information and the identity of the parties involved.
CC.    Notwithstanding anything to the contrary contained in this Section 5.10, if at any time after the date hereof and before the Closing, BOHI and the BOHI Representatives,

having each theretofore complied with the terms of Section 5.10(A), receives a bona fide, unsolicited written Acquisition Proposal, BOHI and the BOHI Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to IBG or is made available to IBG before or concurrently with the time such information or access is made available to such person) to, any person making such Acquisition Proposal if, and only if, the BOHI Board determines in good faith, after consultation with outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal and (ii) the failure of the BOHI Board to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the BOHI shareholders; but before furnishing any material nonpublic information, BOHI shall have received from the person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the Letter of Intent entered into with IBG on October 22, 2013, which confidentiality agreement shall not prohibit BOHI from complying with the terms of this Section 5.10. BOHI will promptly, and in any event within two business days, (x) notify IBG in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to BOHI or for access to the Properties, books or records of BOHI by any person that has made, or to the Best Knowledge of BOHI may be considering making, an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to IBG, including as they may change upon any modification or amendment to the terms thereof. BOHI will keep IBG reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.
DD.    Nothing contained in this Section 5.10 shall prevent BOHI or the BOHI Board from (i) taking the actions provided in Sections 1.09(C) or 5.10(B), (ii) responding to an unsolicited bona fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal, (iii) informing any person who submits an unsolicited bona fide Acquisition Proposal of BOHI’s obligations pursuant to Section 5.10(A) or (iv) in consultation with outside counsel, complying with its disclosure obligations under federal or state law in connection with a Change in Recommendation.
Section 5.11.    Non-Governmental Consents and Approvals. BOHI shall use commercially reasonable efforts to obtain all consents and approvals from third parties listed on Confidential Schedule 3.05. BOHI will cooperate in all commercially reasonable respects with IBG to obtain all such approvals and consents required of IBG.
Section 5.12.    Environmental Investigation; Right to Terminate Agreement.
H.    IBG and its consultants, agents and representatives, at the sole cost and expense of IBG, shall have the right to the same extent that BOHI has the right, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”). IBG shall notify BOHI in writing before any Environmental Inspection, and BOHI may place reasonable restrictions on the time of such Environmental Inspection. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by IBG, IBG shall (i) notify BOHI in writing of any Property for which it intends to conduct such a Secondary Investigation and the reasons for the Secondary Investigation, and (ii) at the sole cost and expense of IBG, commence the Secondary Investigation. IBG shall give reasonable written notice to BOHI of the Secondary Investigation, and BOHI may place reasonable time and place restrictions on the Secondary Investigation.
I.    IBG shall make available to BOHI the results and reports of such Environmental Inspections and Secondary Investigations promptly after IBG receives or is advised of such results. IBG shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by law, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by IBG. IBG shall make no such report before Closing unless required to do so by applicable law, and in such case will give BOHI reasonable written notice of IBG’s intentions.
J.    IBG shall have the right to terminate this Agreement if, with respect to the Branch Locations (as defined in Section 11.10) only, (i) the factual substance of any warranty or representation set forth in Section 3.22 is not materially true and accurate; (ii) the results of an Environmental Inspection or Secondary Investigation are disapproved by IBG because such Environmental Inspection or Secondary Investigation identifies material violations or potential material violations of Environmental Laws; (iii) BOHI has refused to allow IBG to conduct an Environmental Inspection or Secondary Investigation in a manner that IBG reasonably considers necessary; (iv) the Environmental Inspection or Secondary Investigation identifies any past or present event, condition or circumstance that would or potentially could reasonably be expected to require a remedial or cleanup action costing in excess of $250,000 or result in a Material Adverse Change to BOHI or Bank of Houston; (v) the Environmental Inspection or Secondary Investigation identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in material compliance with all Environmental Laws applicable to the tank either at the date of this Agreement or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection or Secondary Investigation identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which could reasonably be expected to result in a Material Adverse Change. IBG shall advise BOHI in writing (the “Environmental Notice”) as to whether IBG intends to terminate this Agreement because IBG disapproves of the results of the Environmental Inspection or Secondary Inspection in respect of the Branch Locations. Upon receipt of the Environmental Notice, BOHI shall have the opportunity to correct any objected to violations or conditions to IBG’s reasonable satisfaction within 30 days after the date of the Environmental Notice. If BOHI fails to demonstrate correction of the violations or conditions to the reasonable satisfaction of IBG, IBG may terminate the Agreement on the 31st day after the date of the Environmental Notice.
K.    BOHI agrees to make available to IBG and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other environmental inspections and surveys. BOHI also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with IBG and shall be entitled to certify the same in favor of IBG and its consultants, agents and representatives and make all other data available to IBG and its consultants, agents and representatives.
Section 5.13.    Employee Plans and Agreements. Before the Closing Date, BOHI shall and shall cause Bank of Houston to terminate the Employee Plans subject to compliance with applicable law, so long as any such action preserves the rights of the participants in such Employee Plans (including vesting rights). BOHI and Bank of Houston shall terminate the employment and change in control agreements listed in Schedule 5.13, make the payments required pursuant to such agreements, and use commercially reasonable efforts to obtain from each applicable officer a termination and release with respect to their agreement.
Section 5.14.    Disclosure Schedules. At least three business days before the Closing, BOHI agrees to provide IBG with supplemental Confidential Schedules to be delivered by BOHI pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.
Section 5.15.    [Reserved].
Section 5.16.    Releases. BOHI shall use its commercially reasonable efforts to obtain from each of the directors and executive officers of BOHI and Bank of Houston a written release in the form attached hereto as Exhibit “A” executed by such director or executive officer and dated the Closing Date, releasing BOHI and Bank of Houston from claims arising before the Effective Time (the “Releases by D&Os”). BOHI shall, and shall cause Bank of Houston to, deliver to each of the directors and executive officers of BOHI and Bank of Houston a written release in the form attached hereto as Exhibit “B” executed by BOHI and Bank of Houston and dated the Closing Date, releasing such director or executive officer from claims arising before the Effective Time.
Section 5.17.    Other Agreements. BOHI shall, and shall cause Bank of Houston to, execute and deliver the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect the Merger and the Bank Merger, and to take all actions reasonably necessary or required to consummate the transactions contemplated thereby in accordance with the terms hereof.
Section 5.18.    [Reserved].
Section 5.19.    Shareholder Lists. After the date of this Agreement, BOHI shall from time to time make available to IBG, upon its request, a list of the BOHI shareholders and their addresses, a list showing all transfers of the BOHI Shares and such other information as IBG may reasonably request regarding both the ownership and prior transfers of the BOHI Shares.
Section 5.20.    Conforming Accounting Adjustments. BOHI shall, if requested in writing by IBG, consistent with GAAP, RAP and applicable banking laws and regulations, immediately before Closing, make such accounting entries as BOHI may reasonably request in order to conform the accounting records of BOHI to the accounting policies and practices of IBG. No such adjustment by BOHI or Bank of Houston shall of itself constitute or be deemed to be a breach, violation or failure by BOHI or Bank of Houston to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or constitute grounds for termination of this Agreement by IBG or be an acknowledgment by BOHI of any adverse circumstances for purposes of determining whether the conditions to IBG’s obligations under this Agreement have been satisfied, nor will any such adjustment affect the calculation of the Tangible Book Value under Section 8.07. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence by BOHI, Bank of Houston or their respective management with any such adjustments.
Section 5.21.    D & O Liability Insurance. Contemporaneously with the Closing, BOHI and Bank of Houston shall purchase an extended reporting period for three years under BOHI’s existing directors and officers liability insurance policy, on terms approved by IBG, such approval not to be unreasonably withheld, conditioned or delayed, for purposes of covering actions occurring before the Effective Time; provided, however, that the cost of such coverage for the full three-year period shall not exceed 300% of the amount paid by BOHI in its last full fiscal year for one year’s coverage. In the event that the cost of such coverage exceeds such amount, then the available amount shall be used to purchase coverage for the longest available period. Notwithstanding any other provision of this Agreement, the premiums for such coverage shall be paid and accrued for by BOHI and/or Bank of Houston and shall be included (as a deduction) in the calculation of Tangible Book Value.
Section 5.22.    BOHI Awards. At least ten business days prior to the Closing Date, BOHI shall deliver a written calculation of the number of BOHI Shares which will be issued pursuant to the automatic exercise of the BOHI Options and the automatic conversion of the ESPP Preferred Shares. Such calculation will include the various exercise prices, the amount of Per Share Merger Consideration used in the calculation, and the amounts to be withheld for the purpose of withholding and payroll taxes with respect to the BOHI Options.
Section 5.23.    Termination of Data Processing. BOHI will use its reasonable best efforts, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its DP Contracts and contracts related to the provision of any other electronic banking services, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by IBG and BOHI. Such notice and actions by BOHI will be in accordance with the terms of such contracts.

Section 5.24.    Repurchase of SBLF Preferred Shares. Upon receipt of a written request from IBG, BOHI, will as promptly as practicable upon receipt of such request, redeem all outstanding SBLF Preferred Shares or give proper notice to call for redemption all outstanding SBLF Preferred Shares and deposit sufficient funds in trust for such redemption, in each case pursuant to Section 5 of the Standard Provisions in Schedule A to the Statement of Resolutions of Senior Non-Cumulative Perpetual Preferred Stock, Series C, of BOHI (the “Standard Provisions”), in compliance with Section 7(e) of the Standard Provisions, so that no notice of the meeting, vote or consent of the holder of the SBLF Preferred Shares is required to approve this Agreement and the transactions contemplated hereby. If IBG has so requested, BOHI will take all steps necessary to cause all of the issued and outstanding SBLF Preferred Shares to be redeemed and canceled by BOHI so that, as of at least two (2) business days before the Closing Date, BOHI will have no SBLF Preferred Shares issues or outstanding.
Section 5.25.    Liquidation of Subsidiaries. BOHI shall take all steps necessary to cause the liquidation and dissolution of BOH Realty, LLC and General Asset Holdings, LLC prior to the Closing Date.
ARTICLE VI
COVENANTS OF IBG
IBG hereby makes the covenants set forth in this ARTICLE VI to BOHI.
Section 6.01.    Commercially Reasonable Efforts. IBG agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.
Section 6.02.    Untrue Representations. IBG shall promptly notify BOHI in writing if IBG becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule to this Agreement or any representation or warranty made by IBG in ARTICLE IV or that results in IBG’s failure to comply with any covenant, condition or agreement contained in this Agreement.
Section 6.03.    Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, IBG shall and shall cause Independent Bank to:
BB.    Maintain its corporate existence in good standing;
CC.    Maintain the general character of its business and conduct its business in its ordinary and usual manner;
DD.    Extend credit only in accordance with existing lending policies and practices; and
EE.    Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it.
Section 6.04.    Registration Statement. IBG agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, (ii) the Proxy Statement and any amendment or supplement thereto, at the date(s) of mailing to shareholders and at the time of the IBG Meeting and (iii) any other filings made under applicable federal or Texas banking or securities laws and regulations, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. IBG further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform BOHI thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement. IBG agrees to advise BOHI, promptly after IBG receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of IBG Shares for offering or sale in any jurisdiction, of the initiation or, to the extent IBG is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. IBG agrees to promptly provide to BOHI copies of all correspondence between IBG or any of its representatives, on the one hand, and the SEC, on the other hand.
Section 6.05.    NASDAQ Listing. IBG shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, before the Closing Date, on the NASDAQ the IBG Shares to be issued to the BOHI shareholders as part of the Merger Consideration in connection with the Merger.
Section 6.06.    Litigation and Claims. IBG shall promptly notify BOHI in writing of any litigation, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of litigation, against IBG or Independent Bank or affecting any of their respective Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. IBG shall promptly notify BOHI in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of IBG, threatened against IBG or Independent Bank that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by IBG with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 6.07.    Regulatory and Other Approvals. With the cooperation of BOHI, IBG shall promptly file or cause to be filed applications for all regulatory approvals required to be obtained by IBG and Bank of Houston in connection with this Agreement and the transactions contemplated hereby, including to the necessary applications for the prior approval of the Merger by the FRB (or appropriate Federal Reserve Bank acting on delegated authority), the Texas Department of Banking

(the “TDB”) and the Federal Deposit Insurance Corporation (the “FDIC”). Such applications shall be filed by January 6, 2014. IBG shall use its reasonable best efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. IBG shall keep BOHI reasonably informed as to the status of such applications and filings, and IBG shall promptly furnish BOHI and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.
Section 6.08.    Other Agreements. IBG shall, and shall cause Independent Bank to, take such actions and to execute and deliver the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect the Merger and the Bank Merger and to take any and all actions reasonably necessary or required to consummate the transactions contemplated thereby in accordance with the terms hereof.
Section 6.09.    Employee Matters. On the Closing Date, IBG may, but shall not be required to, cause IBG to offer employment to the employees of Bank of Houston. Each of the employees of Bank of Houston who becomes an employee of IBG after the Effective Time shall be entitled to receive, from and after the Effective Time, the same pension, profit sharing, health, welfare, incentive, vacation and other benefits as are customarily offered or afforded to the employees of IBG. Each of the employees of Bank of Houston who becomes an employee of IBG after the Effective Time shall receive credit for their prior service at Bank of Houston for purposes of vesting, eligibility or any other purpose under the employee benefit plans of IBG; and such persons shall not have lack of coverage for pre-existing conditions or be subject to any additional deductibles or waiting periods otherwise required for health insurance coverage. IBG shall provide each such employee with credit for co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such employee is eligible to participate in after the Closing Date. IBG shall, within 30 calendar days of the date of this Agreement, provide BOHI with a list of employees of Bank of Houston to whom IBG will not offer employment.
Section 6.10.    Adverse Changes. IBG shall promptly notify BOHI in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, or operations of IBG and/or Independent Bank that has or may reasonably be expected to have to result in a Material Adverse Change with respect to IBG or Independent Bank or lead to a failure to obtain necessary regulatory approval of the transactions contemplated by this Agreement.
Section 6.11.    Disclosure Schedules. At least three business days before the Closing, IBG agrees to provide BOHI with supplemental disclosure schedules to be delivered by IBG pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.
Section 6.12.    Issuance of IBG Common Shares. The IBG Shares to be issued by IBG to the shareholders of BOHI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The IBG Shares to be issued to the shareholders of BOHI pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of IBG or any other person, firm or entity. The IBG Shares to be issued to the shareholders of BOHI pursuant to this Agreement pursuant to the Registration Statement which has become effective, except for IBG Shares issued to any shareholder of BOHI who may be deemed to be an “affiliate” (under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of IBG after completion of the Merger will be freely tradable by each BOHI shareholder who is not a dealer for purposes of the Securities Act.
Section 6.13.    Access to Properties and Records. To the extent permitted by applicable law, IBG shall and shall cause each of its Subsidiaries, upon reasonable notice from BOHI to IBG to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of BOHI reasonable access to the properties, books and records of IBG and its Subsidiaries during normal business hours in order that BOHI may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of IBG and its Subsidiaries, and (b) furnish BOHI with such additional financial and operating data and other information as to the business and properties of IBG as BOHI may, from time to time, reasonably request. No investigation by BOHI or its representatives shall affect the representations and warranties set forth herein; provided, however, that BOHI shall promptly notify IBF to the extent that BOHI’s investigation determines that any of the representations and warranties by IBG set forth in ARTICLE IV are untrue.
Section 6.14.    Rule 144 Compliance. For a period of two years after the Effective Time (or such shorter period of time as may be applicable for “affiliates” of BOHI to sell IBG Shares in accordance with Rule 145 of the Securities Act), IBG will use its commercially reasonable efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act (other than Current Reports on Form 8-K) and submit electronically and post on its corporate website, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S‑T.
Section 6.15.    Director and Officer Indemnification. For a period of three years after the Effective Time, IBG shall indemnify, defend and hold harmless each person entitled to indemnification from BOHI and Bank of Houston (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger) to the same extent (including advancement of expenses) and subject to the conditions set forth in the Articles of Incorporation or Association, as applicable, of BOHI and Bank of Houston, and in the Bylaws of BOHI and Bank of Houston, as in effect on the date hereof. If IBG or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of IBG or the surviving company shall assume the obligations set forth in this Section 6.15 prior to or simultaneously with the consummation of such transaction.
Section 6.16.    Election of Directors. IBG shall, and shall cause Independent Bank, to take all action necessary to, effective as of the Closing Date, cause their respective boards of directors to be increased by three and the persons from the current board of directors of BOHI identified by the Corporate Governance and Nominating Committee of IBG (the “BOHI Nominees”) to be elected to such boards of directors. IBG shall include the election of the BOHI Nominees as a proposal to be considered and acted upon at the IBG Meeting, specifically nominating one BOHI Nominee to be elected as a Class I director whose term ends in 2014 (the “Class I BOHI Nominee”), one BOHI Nominee to be elected as a Class II director whose term ends in 2015, and one BOHI Nominee to be elected as a Class III director whose term ends in 2016. IBG shall include the Class I BOHI Nominee in IBG’s proxy statement and recommend that the IBG shareholders elect the Class I BOHI Nominee to the board of directors of IBG at the 2014 annual meeting of IBG shareholders. Notwithstanding the foregoing, IBG’s obligation to nominate and recommend, as the case may be, a BOHI Nominee is subject to such BOHI Nominee’s compliance with IBG’s or Independent Bank’s, as the case may be, governance and ethics policies in place from time to time, and that at least two of such BOHI Nominees qualify as an “independent” director as defined by applicable NASDAQ rules.
Section 6.17.    Houston Market Region Advisory Board. Promptly following Closing, IBG shall cause Independent Bank to establish and maintain for not less than two years following the Closing Date a non-voting Houston market region advisory board consisting of up to twelve Bank of Houston customers, former Bank of Houston directors and other Houston area leaders. The members of the advisory board will be identified by the Chairman and Chief Executive Officer of IBG and James D. Stein.
ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BOHI
The obligations of BOHI under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by BOHI:
Section 7.01.    Representations and Warranties. All representations and warranties made by IBG in ARTICLE IV shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing (other than those limited to a specified date, which shall speak only as to such date).
Section 7.02.    Performance of Obligations. IBG shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by IBG at or before the Closing.
Section 7.03.    Government Approvals. BOHI shall have received such approvals and consents as may be required by applicable law from all applicable Governmental Authorities in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired.
Section 7.04.    No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement and the Bank Merger Agreement or the transactions contemplated hereby or thereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby or thereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) impose material limits on the ability of any party to this Agreement to consummate this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (C) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject BOHI or Bank of Houston, or any of their respective officers, directors, shareholders or employees, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that could reasonably be expected to result in any of the consequences referred to in clauses (A) through (C) above.
Section 7.05.    Delivery of Closing Documents. BOHI shall have received all documents required to be delivered by IBG and Independent Bank on or before the Closing Date as set forth in Section 2.03, all in form and substance reasonably satisfactory to BOHI.
Section 7.06.    Shareholder Approvals. The shareholders of IBG and BOHI shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.
Section 7.07.    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBG Share to be issued in the Merger shall have been received.
Section 7.08.    Listing of IBG Shares. The IBG Shares to be delivered to the shareholders of BOHI pursuant to this Agreement shall have been authorized for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.
Section 7.09.    No Material Adverse Change. There shall have been no Material Adverse Change in IBG since September 30, 2013.
Section 7.10.    Delivery of Merger Consideration. IBG shall have delivered, or caused to be delivered, to the Exchange Agent, the IBG Shares issuable to the holders of BOHI Share as part of the Merger Consideration and the cash portion of the Merger Consideration payable pursuant to ARTICLE I, and BOHI shall have received evidence of the same from IBG.
Section 7.11.    Average Closing Price. The Average Closing Price shall be at least $30.09.
Section 7.12.    Tax Opinion. BOHI shall have received an opinion (reasonably acceptable in form and substance to BOHI) from Bracewell & Giuliani LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, and (ii) each of IBG and BOHI will be a party to such reorganization within the meaning of § 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 1.13(C)

Section 7.13.    BOHI Nominees. The IBG shareholders shall have elected all of the BOHI Nominees at the IBG Meeting.
ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF IBG
The obligations of IBG under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by IBG.
Section 8.01.    Representations and Warranties. All representations and warranties made by BOHI in ARTICLE III shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing (other than those limited to a specified date, which shall speak only as to such date).
Section 8.02.    Performance of Obligations. BOHI shall have performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by BOHI before or at the Closing.
Section 8.03.    Delivery of Closing Documents. IBG shall have received all documents required to be delivered by BOHI on or before the Closing Date as set forth in Section 2.02, all in form and substance reasonably satisfactory to IBG.
Section 8.04.    Government Approvals. IBG shall have received approvals and consents as may be required by applicable law from all applicable Governmental Authorities, including the FRB, the FDIC and the TDB in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired. Such approvals and consents shall not have imposed, in the reasonable good faith judgment of IBG, any material adverse requirement upon IBG or its Subsidiaries, including any requirement that IBG sell or dispose of any significant amount of its assets or any IBG Subsidiary.
Section 8.05.    No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Bank Merger Agreement, or the transactions contemplated hereby or thereby, by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) require the divestiture of a material portion of the assets of BOHI, (C) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (D) otherwise result in a Material Adverse Change to BOHI, Bank of Houston, Independent Bank or IBG, or (E) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject IBG or any of its Subsidiaries, or any officer, director, shareholder or employee of IBG or any of its Subsidiaries, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (A) through (E) above.
Section 8.06.    No Material Adverse Change. There shall have been no Material Adverse Change in BOHI or Bank of Houston since September 30, 2013.
Section 8.07.    Minimum Tangible Book Value. As of the Closing Date, the Tangible Book Value of BOHI shall be not less than $70,000,000. For purposes of this Agreement, “Tangible Book Value” means the tangible shareholders’ equity of BOHI as determined from BOHI’s financial statements prepared in accordance with generally accepted accounting principles, consistently applied. Unrealized gains or losses in investment securities will be excluded from the calculation of Tangible Book Value. All of the costs and expenses, on an after tax equivalent basis, of BOHI and Bank of Houston related to (a) (i) the transactions contemplated by this Agreement (including, without limitation, investment banking fees, legal fees, accounting fees, any director, officer, or employee bonuses or payments, (including change in control payments or other payments due under employment arrangements), and (ii) any anticipated “stay” or “retention” bonuses paid or to be paid prior to the Effective Time to Bank of Houston employees or severance benefits paid or to be paid prior to the Effective Time to Bank of Houston employees who are not offered employment by Independent Bank; (b) any costs or fees (including forfeited prepaid expenses) arising from or related to the termination of the DP Contracts, (c) the printing and mailing costs related to the Proxy Statement, and (d) the premium for D&O insurance tail coverage contemplated by Section 5.21, shall have been paid or accrued for before the Closing Date and shall be included (as a deduction) in the calculation of Tangible Book Value. The calculation of Tangible Book Value shall include accruals for all ad valorem taxes owed by BOHI on a pro-rated basis for the period ending on the Closing Date. BOHI shall, at least three business days before the Closing Date, provide IBG with a preliminary calculation of Tangible Book Value. If IBG disagrees with such calculation of Tangible Book Value, BOHI and IBG shall meet to resolve any such disagreement. If BOHI and IBG cannot resolve any such disagreement, then an independent accounting firm mutually agreed to by IBG and BOHI shall resolve any such disagreement which resolution shall be final and binding upon BOHI and IBG. For the avoidance of doubt, the SBLF Preferred Shares and the costs and expenses associated with the redemption of the SBLF Preferred Shares, if applicable, shall be excluded from the calculation of Tangible Book Value.
If the Tangible Book Value is less than $70,000,000 at Closing, (a) then the Aggregate Cash Consideration shall be reduced by an amount equal to the product of (i) the difference between (x) $70,000,000 minus (y) the Tangible Book Value at Closing, multiplied by (ii) 2.4 (the “Aggregate Cash Consideration Adjustment)”.
(b) The Per Share Cash Consideration shall be reduced by an amount equal to the quotient of (i) the Aggregate Cash Consideration Adjustment, divided by (ii) the number of BOHI Shares outstanding on the Closing Date (the “Adjusted Per Share Cash Consideration”).
Notwithstanding the foregoing adjustments, IBG shall not be obligated to consummate the Merger if the Tangible Book Value at Closing is less than $65,000,000. For the avoidance of doubt, the condition in this Section 8.07 shall be deemed satisfied if the Tangible Book Value at closing is $65,000,000 or more.

Section 8.08.    Minimum ALLL. As of the Closing Date, the allowance for loan and lease losses of Bank of Houston shall be at least $5,470,000.
Section 8.09.    Shareholder Approvals. The shareholders of IBG and BOHI shall have approved this Agreement and the transactions contemplated hereby by the requisite vote. The holders of no more than 5% of the BOHI Shares shall have exercised and not forfeited their statutory dissenters’ rights under the TBOC.
Section 8.10.    Termination of Employee Benefit Plans and Agreements. All Employee Plans shall have been terminated in accordance with the respective terms of such Employee Plans, the Code, ERISA and all other applicable laws and regulations and the affected participants shall have been notified of such terminations. Each of the employment and change in control agreements between BOHI and/or Bank of Houston and their respective officers listed in Schedule 5.13 shall have been terminated, and each such officer shall have executed a termination and release with respect to their respective employment or change in control agreement.
Section 8.11.    Resignations. IBG shall have received the resignations of each of the directors of BOHI and Bank of Houston, effective as of the Closing Date.
Section 8.12.    Registration Statement. The Registration Statement covering the IBG Shares to be issued in the Merger shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBG Share to be issued in the Merger shall have been received.
Section 8.13.    Listing. The IBG Shares to be issued to the BOHI shareholders as part of the Merger Consideration in the Merger shall have been approved for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.
Section 8.14.    Additional Agreements. The Additional Agreements entered into between IBG, Independent Bank and those persons listed on Confidential Schedule 8.14 contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.
Section 8.15.    Tax Opinion. IBG shall have received an opinion (reasonably acceptable in form and substance to IBG) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, (ii) each of IBG and BOHI will be a party to such reorganization within the meaning of § 368(b) of the Code, (iii) the Bank Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, and (iv) each of Independent Bank and Bank of Houston will be a party to such reorganization within the meaning of § 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 1.13(C).
Section 8.16.    Average Closing Price. The Average Closing Price shall be at least $30.09.

Section 8.17.    Liquidation of Subsidiaries.    BOH Realty, LLC and General Asset Holdings, LLC shall have been liquidated and dissolved.
Section 8.18.    Assumption of SBLF Preferred Shares. If IBG has not requested that BOHI redeem the SBLF Preferred Shares prior to Closing, IBG and BOHI shall have taken all actions reasonably necessary to provide for, and shall have received all regulatory approvals required for the exchange of the then-outstanding SBLF Preferred Shares for shares of IBG SBLF Preferred Stock pursuant to Section 1.14 of this Agreement, all in accordance with the charter and other governing documents of BOHI, as amended, and in accordance with the terms of any securities purchase and/or other agreements pursuant to which such shares of SBLF Preferred Shares were issued or required to be entered into in order to effect such exchange.
ARTICLE IX
TERMINATION AND ABANDONMENT
Section 9.01.    Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time before the Effective Time (except as otherwise set forth in this Section 9.01), whether before or after approval by the BOHI or IBG shareholders as follows, and in no other manner:
G.    By the mutual written consent of BOHI and IBG, duly authorized by the BOHI Board and the IBG Board, respectively.
H.    By either BOHI or IBG (if the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party’s obligations to close specified in ARTICLES VII and VIII, respectively, shall not have been satisfied on or before June 30, 2014; but if conditions precedent have not been satisfied because approval of this Agreement or any other agreement contemplated hereby has not been received from any Regulatory Agency whose approval is required to consummate such transactions, either BOHI or IBG can unilaterally extend such deadline by up to 30 days by providing written notice thereof to the other.
I.    By either IBG or BOHI if any of the transactions contemplated by this Agreement or any other agreement contemplated hereby are disapproved by any Regulatory Agency whose approval is required to consummate such transactions or if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby and such order, decree, ruling or other action shall have been final and nonappealable.
J.    By IBG if there shall have been any Material Adverse Change in BOHI or Bank of Houston; and by BOHI, if there shall have been any Material Adverse Change in IBG.
K.    By IBG, if BOHI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this

Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from IBG.
L.    By BOHI, if IBG shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from BOHI.
M.    By IBG, in accordance with the provisions of Section 5.12 (Environmental Investigation).
N.    By either IBG or BOHI, if the shareholders of IBG and BOHI shall not have approved this Agreement and the Merger by the requisite vote at the meeting of such shareholders, or any adjournment or postponement thereof, called for such purpose.
O.    By BOHI at any time in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by BOHI and the BOHI Board in accordance with all of the requirements of Section 5.10 hereof.
P.    By IBG, if the BOHI Board shall have (i) recommended to the shareholders of BOHI that they tender their shares in a tender or exchange offer commenced by an un-Affiliated third party for more than 15% of the outstanding BOHI Share, (ii) effected a Change in Recommendation or recommended to the BOHI shareholders acceptance or approval of any alternative Acquisition Proposal, or (iii) notified IBG in writing that BOHI intends to accept a Superior Proposal.
Section 9.02.    Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided for in Section 11.07.
Section 9.03.    Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger pursuant to the provisions of Section 9.01, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except that (A) the provisions of ARTICLE X and Section 9.03, 9.04, 11.02, 11.03, 11.08, 11.12 and 11.13 shall survive any such termination of the Agreement and abandonment of the Merger and (B) notwithstanding anything to the contrary, neither IBG nor BOHI shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.
Section 9.04.    BOHI Termination Fee. To compensate IBG for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities, BOHI and IBG agree as follows:
A.    If IBG is not in material breach of any covenant or obligation under this Agreement, BOHI shall pay to IBG the sum of $5,000,000 (the “Termination Fee”) if this Agreement is terminated (i) by BOHI under the provisions of Section 9.01(I), (ii) by either IBG or BOHI under the provisions of Section 9.01(H) and, if either (1) at the time of any failure by the shareholders of

BOHI to approve and adopt this Agreement and the Merger, there shall exist an Acquisition Proposal with respect to BOHI that has not been withdrawn before the BOHI Meeting or (2) within twelve months of the termination of this Agreement, BOHI enters into a definitive agreement with any third party with respect to any Acquisition Proposal, or (iii) by IBG under the provisions of Section 9.01(J). BOHI’s obligation to pay the Termination Fee pursuant to this Section 9.04(A) shall survive the termination of this Agreement.
B.    Any payment required by Section 9.04(A) shall become payable within two business days after receipt by the non-terminating party of written notice of termination of this Agreement.
C.    For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal from a party other than IBG which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the BOHI Share regarding any of the following (other than the transactions contemplated by this Agreement) involving BOHI: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities or deposits of, BOHI, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; or (ii) any tender offer or exchange offer for 50% or more of the outstanding BOHI Shares or the filing of a registration statement in connection therewith.
D.    For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a party other than IBG that the BOHI Board determines in its good faith judgment, after consultation with its outside counsel and its independent financial advisor (i) is or would result in a transaction that if consummated would be more favorable to BOHI’s shareholders from a financial point of view than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by IBG to amend the terms of this Agreement) and (ii) is capable of being, and is reasonably likely to be, consummated on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal.
E.    If BOHI pays the Termination Fee in connection with its termination of this Agreement pursuant to Sections 9.01(H), 9.01(I) or 9.01(J), such amount shall be the sole remedy available to IBG in the event of any such termination of this Agreement.
ARTICLE X
CONFIDENTIAL INFORMATION
Section 10.01.    Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this ARTICLE X, the term “Recipient” means the party receiving the Subject Information (as such term is defined in Section 10.02) and the term “Disclosing Party” means the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party,” as used herein, include: (A) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (B) any Affiliate the Recipient or the Disclosing Party,

as the case may be. The term “Representative,” as used in this ARTICLE X, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of the Recipient or the Disclosing Party, as the case may be. The term “person” as used in this ARTICLE X shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, Governmental Authority or individual.
Section 10.02.    Definition of “Subject Information”. For purposes of this ARTICLE X, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non-public, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term “Subject Information” shall not include information that (A) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, if such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (B) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (C) becomes available to the Recipient on a non‑confidential basis from a source other than the Disclosing Party, its Representative or otherwise, if such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.
Section 10.03.    Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; but (A) any of such Subject Information may be disclosed to the Recipient’s Representatives (including the Recipient’s accountants, attorneys and investment bankers) who need to know such Subject Information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such Subject Information and that the Recipient shall direct and cause such persons to treat such Subject Information confidentially); (B) any of such Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by law to do so provided Recipient has notified the Disclosing Party before such disclosure and cooperates with the Disclosing Party if the Disclosing Party elects to pursue legal means to contest and avoid the disclosure; and (C) any disclosure of such Subject Information may be made to which the Disclosing Party expressly consents in writing before any such disclosure by Recipient. For the avoidance of doubt, a Recipient is prohibited from, and shall be responsible for any of its Representatives who, use the Subject Information, directly or indirectly, to (Y) call on, service or solicit customers of the Disclosing Party or (Z) interfere with or damage (or attempt to interfere with or damage) any relationship between any such customer and the Disclosing Party.
Section 10.04.    Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
Section 10.05.    Return of Subject Information. If this Agreement is terminated for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information, other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient by such Governmental Authority. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.
ARTICLE XI
MISCELLANEOUS
Section 11.01.    No Survival of Representations and Warranties. The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing. Nothing in this Section 11.01 shall limit or otherwise affect the remedies available to IBG or BOHI, as the case may be, with respect to a cause of action arising out of an intentional misrepresentation by BOHI or IBG, respectively.
Section 11.02.    Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.
Section 11.03.    Brokerage Fees and Commissions. BOHI shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of IBG or Independent Bank, and IBG hereby agrees to indemnify and hold harmless BOHI for any amounts owed to any agent, representative or broker of IBG or Independent Bank. IBG shall have no responsibility or liability for any other fees, expenses or commissions payable to any agent, representative or broker of BOHI or Bank of Houston and BOHI hereby agrees to indemnify and hold harmless IBG for any amounts owed to any other agent, representative or broker of BOHI or Bank of Houston.
Section 11.04.    Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.
Section 11.05.    [Reserved].
Section 11.06.    Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
Section 11.07.    Notices. All notices, requests, claims, demands, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party shall be in writing; and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:
A.    If given to BOHI, or to an officer thereof, in such officer’s official capacity, at BOHI’s mailing address or transmission number set forth below (or such address or transmission number as BOHI may give notice to IBG by like notice):

Mr. James D. Stein
President and CEO
BOH Holdings, Inc.
750 Bering Drive, Ste. 100
Houston, TX 77057
Email: jstein@bankhouston.com

with a copy (which shall not constitute notice) to:

Mr. Will Luedke, IV
Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Pennzoil Place South Tower
Houston, Texas 77002-2770
Facsimile: (713) 222-3256
Email: will.luedke@bgllp.com

B.    If given to IBG, or to an officer thereof, in such officer’s official capacity, at IBG’s mailing address or transmission number set forth below (or such address or transmission number as IBG may give notice to BOHI by like notice):
Mr. David Brooks
Chairman of the Board and CEO
Independent Bank Group, Inc.
1600 Redbud Blvd., Suite 400
McKinney, TX 75069
Facsimile: 972-562-5496
Email: drbrooks@independent-bank.com

with a copy (which shall not constitute notice) to:
Mark Haynie, Esq.
Haynie Rake Repass & Lowry, P.C.
14643 Dallas Parkway, Suite 550
Dallas, Texas 75254
Facsimile: (972) 716-1850
Email: mark@hrrpc.com
Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.
Section 11.08.    GOVERNING LAW; VENUE. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF A DISPUTE ARISES UNDER OR ARISES RELATED TO THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN COLLIN COUNTY, TEXAS.

Section 11.09.    Multiple Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.
Section 11.10.    Certain Definitions.
A.    “Affiliate” means any business entity, bank, or person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any business entity, bank, or person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.
B.    “Best Knowledge” means the actual knowledge of executive officers of IBG or BOHI, as applicable, with respect to a particular matter, after reasonable inquiry.
C.    “Branch Locations” means (i) 750 Bering Drive, Ste. 100, Houston, Texas, (ii) 3900 Essex Lane, Ste. 100, Houston, Texas, (iii) 9601 Katy Freeway, Ste. 100, Houston, Texas, (iv) 1051 FM 1960 West, Houston, Texas, (v) 4120 Bellaire Boulevard, Houston, Texas and (vi) 2661 Royal Forest Drive, Kingwood, Texas.
D.    “Environmental Laws” means any applicable federal, state, or local laws or regulations, codes, or ordinances, now in effect and in each case as amended to date, including any judicial or administrative order, consent decree, judgment relating to pollution or protection of public or employee health or safety or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended 49 U.S.C. § 5101, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1201, et. seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et. seq.; the Clean Air Act, 42 U.S.C. §7401, et. seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f. et. seq.
E.    “Governmental Authority” means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority, Regulatory Agency or instrumentality thereof, in each case, of competent jurisdiction.
F.    “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws, or which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, but notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Bank of Houston in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
G.    “Investment Securities” means a security held by Bank of Houston and reflected as an asset of Bank of Houston in accordance with RAP.
H.    “Material Adverse Change” means any material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity and currency exchange rates, (iii) general changes in credit markets or general downgrades in credit markets, (iv) changes in GAAP or RAP that affect financial institutions generally; (v) changes resulting from reasonable expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement, (vi) changes resulting from, acts of terrorism or war, (vii) changes resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change in control or severance agreements in effect as of the date hereof, or (viii) actions and omissions of IBG, Independent Bank, BOHI or Bank of Houston taken at the request, or with the prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby.
I.    “Property” or “Properties” means all real property owned or leased by BOHI or Bank of Houston, including properties that Bank of Houston has foreclosed on as well as their respective premises and all improvements and fixtures thereon.
J.    “Regulatory Agency” means (i) the SEC, (ii) any self‑regulatory organization, (iii) the FRB, (iv) the FDIC, (v) the TDB, and (vi) any other federal or state governmental or regulatory agency or authority.
K.    “Subsidiary” means, when used with reference to any entity, any corporation, a majority of the outstanding voting securities of which are owned, directly or indirectly, by such entity or any partnership, joint venture or other enterprise in which such entity has, directly or indirectly, any equity interest.
Section 11.11.    Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which such other party may be entitled, at law or in equity.
Section 11.12.    Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.
Section 11.13.    Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Confidential Schedule, such reference shall be to an Article or Section of, or an Exhibit or Confidential Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors or assigns.
Section 11.14.    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. Notwithstanding any other provision of this Agreement, it is specifically intended by the parties to this Agreement that the persons entitled to the benefits of the covenants contained in Section 6.15 and Section 6.16 are third-party beneficiaries solely with respect to such sections. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 11.14 shall be void and of no effect.
Section 11.15.    Public Disclosure. None of IBG, Independent Bank, BOHI or Bank of Houston will make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement. Notwithstanding the foregoing, IBG and BOHI, upon prior notice to the other party, will be permitted to make (i) disclosure to their own officers, directors, employees and shareholders, and (ii) any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.
Section 11.16.    Extension; Waiver. At any time before the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension of waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 11.17, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11.17) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.
Section 11.17.    Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the BOHI shareholders; but after the approval of this Agreement by the BOHI shareholders, there shall not be, without the further approval of the BOHI shareholders, any amendment of this Agreement that decreases the consideration to be paid for the BOHI Shares pursuant to Section 1.05 that materially and adversely affects the rights of the BOHI shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
[Signature Page to Follow]

[Signature Page to Agreement and Plan of Reorganization]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.
INDEPENDENT BANK GROUP, INC.

By: /s/ David R. Brooks
     David R. Brooks
     Chairman of the Board and CEO
1    BOH HOLDINGS, INC.

By: /s/ James D. Stein
    James D. Stein
     President and CEO

EXHIBIT “A”

FORM OF RELEASES BY D&O’S

RELEASE BY DIRECTOR

THIS RELEASE (this “Release”), dated__________, 2013, is made by and between BOH Holdings, Inc., a Texas corporation and registered bank holding company (“BOHI”), Bank of Houston, a Texas banking association and wholly-owned subsidiary of BOHI (“Bank of Houston”), and __________________ (the “Director”), a director of BOHI and/or Bank of Houston, in favor of BOHI and Bank of Houston.
RECITALS:
WHEREAS, BOHI and Independent Bank Group, Inc. (“IBG”) are parties to that certain Agreement and Plan of Reorganization (the “Agreement”), dated as of November 21, 2013, which provides for the acquisition of BOHI by IBG through the merger of BOHI with and into IBG (the “Merger”). Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given to them in the Agreement.
WHEREAS, as an inducement and a condition to entering into the Agreement, IBG has required that the Director agree, and the Director has agreed, to execute and deliver to IBG an instrument releasing BOHI and Bank of Houston from any and all claims of such Director (except for certain matters described herein), to be effective at the Effective Time;
AGREEMENT:
NOW, THEREFORE, for and in consideration of $10.00 and other good and valuable consideration, including, without limitation, the consideration and other benefits to be received by the Director pursuant to the Agreement and the separate release contemporaneously made and delivered by Bank of Houston and BOHI of certain claims against the Director, the receipt and sufficiency of which is hereby expressly acknowledged, the Director agrees as follows:
The Director acknowledges that as of the date hereof there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against BOHI or Bank of Houston, except as a result of the Director’s capacity as a depositor with Bank of Houston or pursuant to other written contractual obligations of Bank of Houston to the Director. Effective as of the Effective Time, the Director for himself and on behalf of his heirs and assigns (the “Director Releasing Parties”) releases, acquits and forever discharges BOHI and Bank of Houston and its predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Director Releasing Parties, or any of them, has now, known or unknown, now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or before the Effective Time, or in respect of any event occurring or circumstances existing on or before the Effective Time expressly including events occurring or circumstances arising between the date hereof and the Effective Time; provided, however, that BOHI and Bank of Houston shall not be released from any obligations or liabilities, if any to the

Director Releasing Parties, pursuant to (i) deposits of the Director Releasing Parties held by Bank of Houston, (ii) the provisions of the articles of incorporation or association and bylaws of BOHI or Bank of Houston regarding the indemnification of directors, (iii) any written contractual obligations of BOHI and/or Bank of Houston to the Director existing on the date of this Release, , or (iv) for the avoidance of doubt, IBG shall not be released from its obligations under the Agreement, including its indemnification obligations and its obligation to pay to the Director his pro-rata share of the Merger Consideration (the foregoing clauses (i) through (iv) being referred to herein as the “Excepted Claims”).
It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by all of the parties hereto.
The Director hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that the Director may have or be entitled to against BOHI and Bank of Houston and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than obligations or liabilities to the Director pursuant to the Excepted Claims.
The Director represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Director in the capacity in which executed. The Director further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein. The Director enters into this release upon the advice of and in concurrence with his own legal counsel.
This Release shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. If any provision of this Release or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable to any extent, such provision shall be deemed severable, the remainder of this Release and the application of all other provisions shall not be affected thereby and shall be enforced to the greatest extent permitted by law. This Release is executed as of the date first above written. As used herein, the singular includes the plural, the masculine includes the feminine and neuter, and vice versa.
[Signature Page to Follow]

[Signature Page to Release by Director]

DIRECTOR:

[______________]
BOH HOLDINGS, INC.
By: __________________________________
Name:
Title:
BANK OF HOUSTON
By: __________________________________
Name:
Title:

RELEASE BY OFFICER

THIS RELEASE (this “Release”), dated__________, 2013, is made by and between BOH Holdings, Inc., a Texas corporation and registered bank holding company (“BOHI”), Bank of Houston, a Texas banking association and wholly-owned subsidiary of BOHI (“Bank of Houston”), and __________________ (the “Officer”), an Officer of BOHI and/or Bank of Houston, in favor of BOHI and Bank of Houston.
RECITALS:
WHEREAS, BOHI and Independent Bank Group, Inc. (“IBG”) are parties to that certain Agreement and Plan of Reorganization (the “Agreement”), dated as of November 21, 2013, which provides for the acquisition of BOHI by IBG through the merger of BOHI with and into IBG (the “Merger”). Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given to them in the Agreement.
WHEREAS, as an inducement and a condition to entering into the Agreement, IBG has required that the Officer agree, and the Officer has agreed, to execute and deliver to IBG an instrument releasing BOHI and Bank of Houston from any and all claims of such Officer (except for certain matters described herein), to be effective at the Effective Time;
AGREEMENT:
NOW, THEREFORE, for and in consideration of $10.00 and other good and valuable consideration, including, without limitation, the consideration and other benefits to be received by the Officer pursuant to the Agreement and the separate release contemporaneously made and delivered by Bank of Houston and BOHI of certain claims against the Officer, the receipt and sufficiency of which is hereby expressly acknowledged, the Officer agrees as follows:
Attached hereto is a list of all loans outstanding from Bank of Houston to the Officer. The Officer acknowledges that as of the date hereof there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against BOHI or Bank of Houston, except (i) as a result of the Officer’s capacity as a depositor with Bank of Houston or pursuant to other written contractual obligations of Bank of Houston to the Officer; (ii) for salary or bonus due to such Officer from Bank of Houston in the ordinary course of business; or (iii) in connection with medical claims not yet filed. Effective as of the effective time of the acquisition of BOHI and Bank of Houston by IBG pursuant to the Agreement, the Officer for himself and on behalf of his heirs and assigns (the “Officer Releasing Parties”) releases, acquits and forever discharges BOHI, Bank of Houston and their respective predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Officer Releasing Parties, or any of them, has now, known or unknown, now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or before the Effective Time, or in respect of any event occurring or circumstances existing on or before the Effective Time expressly including events occurring or circumstances arising between the date hereof and the Effective Time; provided, however, that BOHI and Bank of Houston shall not be released from any obligations or liabilities, if any, to the Officer Releasing Parties (i) in connection with any written contractual obligations of Bank of Houston to the Officer existing on the date of this Release; (ii) accrued compensation and benefits; (iii) in connection with medical claims not yet filed; (iv) pursuant to the provisions of the articles of incorporation or association and bylaws of BOHI or Bank of Houston regarding the indemnification of officers; (v) deposits of the Officer Releasing Parties held by Bank of Houston; , or (vi) for the avoidance of doubt, IBG shall not be released from its obligations under the Agreement, including its indemnification obligations and its obligations to pay to the Officer his pro-rata share of the Merger Consideration (the foregoing clauses (i) through (vi) being referred to herein as the “Excepted Claims”).
It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by all of the parties hereto.
The Officer hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that the Officer may have or be entitled to against BOHI and Bank of Houston and their respective predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than obligations or liabilities to the Officer pursuant to the Excepted Claims.
The Officer represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Officer in the capacity in which executed. The Officer further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein. The Officer enters into this release upon the advice of and in concurrence with his own legal counsel.
This Release shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. If any provision of this Release or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable to any extent, such provision shall be deemed severable, the remainder of this Release and the application of all other provisions shall not be affected thereby and shall be enforced to the greatest extent permitted by law. This Release is executed as of the date first above written. As used herein, the singular includes the plural, the masculine includes the feminine and neuter, and vice versa.
[Signature Page to Follow]

[Signature Page to Release by Officer]
OFFICER:

Name: _________________

BOH HOLDINGS, INC.
By: __________________________________
Name:
Title:
BANK OF HOUSTON
By: __________________________________
Name:
Title:

EXHIBIT “B”

FORM OF RELEASES OF D&O’S

RELEASE OF DIRECTOR
THIS RELEASE (this “Release”), dated__________, 2013, is made by and between BOH Holdings, Inc., a Texas corporation and registered bank holding company (“BOHI”), Bank of Houston, a Texas banking association and wholly-owned subsidiary of BOHI (“Bank of Houston”), and __________________ (the “Director”), a director of BOHI and/or Bank of Houston, in favor of the Director.
RECITALS:
WHEREAS, BOHI and Independent Bank Group, Inc. (“IBG”) are parties to that certain Agreement and Plan of Reorganization (the “Agreement”), dated as of November 21, 2013, which provides for the acquisition of BOHI by IBG through the merger of BOHI with and into IBG (the “Merger”). Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given to them in the Agreement;
WHEREAS, as an inducement and a condition to entering into the Agreement, IBG has required that the Director agree, and the Director has agreed, to execute and deliver to IBG an instrument (the “Director Release”) releasing BOHI and Bank of Houston from any and all claims of such Director (except for certain matters described therein), to be effective at the Effective Time;
WHEREAS, as an inducement and a condition to entering into the Director Release, the Director has required that BOHI and Bank of Houston agree, and BOHI and Bank of Houston have agreed, to execute and deliver to the Director an instrument releasing the Director from any and all claims of BOHI and Bank of Houston (except for certain matters described herein) to be effective at the Effective Time;
AGREEMENT:
NOW, THEREFORE, for and in consideration of $10.00 and other good and valuable consideration, including, without limitation, the consideration and other benefits to be received by BOHI and Bank of Houston pursuant to the Agreement and the Director Release, the receipt and sufficiency of which is hereby expressly acknowledged, BOHI and Bank of Houston agree as follows:
Each of BOHI and Bank of Houston acknowledges that as of the date hereof there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against the Director, except as a result of the Director’s capacity as a borrower with Bank of Houston or pursuant to other written contractual obligations of the Director to Bank of Houston. Effective as of the Effective Time, Each of BOHI and Bank of Houston for itself and on behalf of its successors and assigns (the “BOHI Releasing Parties”) releases, acquits and forever discharges the Director and his heirs and assigns, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the BOHI Releasing Parties, or any of them, has now, known or unknown, now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or before the Effective Time, or in respect of any event occurring or circumstances existing on or before the Effective Time expressly including events occurring or circumstances arising between the date hereof and the Effective Time; provided, however, that the Director shall not be released from any obligations or liabilities, if any, to the BOHI Releasing Parties, pursuant to (i) any written contractual obligations of the Director to BOHI and/or Bank of Houston existing on the date of this Release, (ii) claims for intentional misrepresentation pursuant to Section 11.01 of the Agreement, or (iii) claims or causes of action that the BOHI Releasing Parties are directed to assert against the Director by a Governmental Authority having jurisdiction over the BOHI Releasing Parties, the release of which would be deemed to be an unsafe or unsound banking practice by any such Governmental Authority (the foregoing clauses (i) through (iii) being referred to herein as the “Excepted Claims”).

It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by all of the parties hereto.
BOHI and Bank of Houston hereby represent and warrant that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that BOHI and Bank of Houston may have or be entitled to against the Director other than obligations or liabilities to BOHI and Bank of Houston pursuant to the Excepted Claims.
BOHI and Bank of Houston represent and warrant that they have full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of BOHI and Bank of Houston in the capacity in which executed. BOHI and Bank of Houston further represent and warrant that they have entered into this Release freely of their own accord and without reliance on any representations of any kind or character not set forth herein. BOHI and Bank of Houston enter into this release upon the advice of and in concurrence with their own legal counsel.
This Release shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. If any provision of this Release or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable to any extent, such provision shall be deemed severable, the remainder of this Release and the application of all other provisions shall not be affected thereby and shall be enforced to the greatest extent permitted by law. This Release is executed as of the date first above written. As used herein, the singular includes the plural, the masculine includes the feminine and neuter, and vice versa.
[Signature Page to Follow]

[Signature Page to Release of Director]

DIRECTOR:

[______________]
BOH HOLDINGS, INC.
By: __________________________________
Name:
Title:
BANK OF HOUSTON
By: __________________________________
Name:
Title:

RELEASE OF OFFICER

THIS RELEASE (this “Release”), dated__________, 2013, is made by and between BOH Holdings, Inc., a Texas corporation and registered bank holding company (“BOHI”), Bank of Houston, a Texas banking association and wholly-owned subsidiary of BOHI (“Bank of Houston”), and __________________ (the “Officer”), an Officer of BOHI and/or Bank of Houston, in favor of the Officer.
RECITALS:
WHEREAS, BOHI and Independent Bank Group, Inc. (“IBG”) are parties to that certain Agreement and Plan of Reorganization (the “Agreement”), dated as of November 21, 2013, which provides for the acquisition of BOHI by IBG through the merger of BOHI with and into IBG (the “Merger”). Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given to them in the Agreement;
WHEREAS, as an inducement and a condition to entering into the Agreement, IBG has required that the Officer agree, and the Officer has agreed, to execute and deliver to IBG an instrument (the “Officer Release”) releasing BOHI and Bank of Houston from any and all claims of such Officer (except for certain matters described therein), to be effective at the Effective Time;
WHEREAS, as an inducement and a condition to entering into the Officer Release, the Officer has required that BOHI and Bank of Houston agree, and BOHI and Bank of Houston have agreed, to execute and deliver to the Officer an instrument releasing the Officer from any and all claims of BOHI and Bank of Houston (except for certain matters described herein) to be effective at the Effective Time;
AGREEMENT:
NOW, THEREFORE, for and in consideration of $10.00 and other good and valuable consideration, including, without limitation, the consideration and other benefits to be received by BOHI and Bank of Houston pursuant to the Agreement and the Officer Release, the receipt and sufficiency of which is hereby expressly acknowledged, BOHI and Bank of Houston agree as follows:
Attached hereto is a list of all loans outstanding from Bank of Houston to the Officer. The Officer acknowledges that as of the date hereof there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against BOHI or Bank of Houston, except (i) as a result of the Officer’s capacity as a depositor with Bank of Houston or pursuant to other written contractual obligations of Bank of Houston to the Officer; (ii) for salary or bonus due to such Officer from Bank of Houston in the ordinary course of business; or (iii) in connection with medical claims not yet filed. Effective as of the Effective Time, each of BOHI and Bank of Houston for itself and on behalf of its successors and assigns (the “BOHI Releasing Parties”) releases, acquits and forever discharges the Officer and his heirs and assigns, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the BOHI Releasing Parties, or any of them, has now, known or unknown, now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or before the Effective Time, or in respect of any event occurring or circumstances existing on or before the Effective Time expressly including events occurring or circumstances arising between the date hereof and the Effective Time; provided, however, that the Officer shall not be released from any obligations or liabilities, if any, to the BOHI Releasing Parties (i) in connection with any written contractual obligations of the Officer to BOHI and/or Bank of Houston existing on the date of this Release, (ii) claims for intentional misrepresentation pursuant to Section 11.01 of the Agreement, or (iii) claims or causes of action that the BOHI Releasing Parties are directed to assert against the Officer by a Governmental Authority having jurisdiction over the BOHI Releasing Parties, the release of which would be deemed to be an unsafe or unsound banking practice by any such Governmental Authority (the foregoing clauses (i) through (iii) being referred to herein as the “Excepted Claims”).

It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by all of the parties hereto.
BOHI and Bank of Houston hereby represent and warrant that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that BOHI and Bank of Houston may have or be entitled to against the Officer other than obligations or liabilities to BOHI and Bank of Houston pursuant to the Excepted Claims.
BOHI and Bank of Houston represent and warrant that they have full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of BOHI and Bank of Houston in the capacity in which executed. BOHI and Bank of Houston further represent and warrant that they have entered into this Release freely of their own accord and without reliance on any representations of any kind or character not set forth herein. BOHI and Bank of Houston enter into this release upon the advice of and in concurrence with their own legal counsel.
This Release shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. If any provision of this Release or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable to any extent, such provision shall be deemed severable, the remainder of this Release and the application of all other provisions shall not be affected thereby and shall be enforced to the greatest extent permitted by law. This Release is executed as of the date first above written. As used herein, the singular includes the plural, the masculine includes the feminine and neuter, and vice versa.

[Signature Page to Release of Officer]
OFFICER:

Name: _________________

BOH HOLDINGS, INC.
By: __________________________________
Name:
Title:
BANK OF HOUSTON
By: __________________________________
Name:
Title: